Filed Pursuant to Rule 424(b)(2)
Registration No. 333-259589
PROSPECTUS SUPPLEMENT
(To Prospectus dated September 16, 2021)
3,600,000 Shares
Everest Re Group, Ltd.
Common Shares

We are offering 3,600,000 common shares as described in this prospectus supplement and the accompanying prospectus.
Our common shares are traded on the New York Stock Exchange (the “NYSE”) under the symbol “RE”. The last reported sale price of our common shares on the NYSE on May 16, 2023 was $378.54 per share.

Investing in our common shares involves certain risks. You are urged to carefully read the “Risk Factors” section beginning on page S-7 of this prospectus supplement, along with the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before you make your investment decision.
None of the United States Securities and Exchange Commission (the “Commission”), any state securities commission, the Registrar of Companies in Bermuda, the Bermuda Monetary Authority (the “BMA”) or any other regulatory body has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Common Share	Total
Public Offering Price	$360.00	$1,296,000,000
Underwriting Discount(1)	$10.80	$38,880,000
Proceeds to Everest Re Group, Ltd. (before expenses)	$349.20	$1,257,120,000
__________________
(1)See “Underwriting” beginning on page S-25 of this prospectus supplement for additional discussion regarding underwriting compensation and discounts.
We have granted the underwriters an option for a period of 30 days from the date of this prospectus supplement to purchase up to an additional 540,000 of our common shares at the public offering price less the underwriting discount.
The underwriters expect to deliver the common shares to purchasers on or about May 19, 2023.

Joint Book-Running Managers

Citigroup	Goldman Sachs & Co. LLC
Barclays	Wells Fargo Securities
Senior Co-Managers

Academy Securities	Nordea	Raymond James	HSBC	KKR
Co-Managers

BNY Mellon Capital Markets, LLC	COMMERZBANK	Dowling Partners Securities, LLC	Keefe, Bruyette & Woods A Stifel Company
The date of this prospectus supplement is May 16, 2023

TABLE OF CONTENTS
Prospectus Supplement
Prospectus
S-i

You should carefully read this prospectus supplement and the accompanying prospectus delivered with this prospectus supplement. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any related free writing prospectus is accurate as of any date other than the respective dates on the front of these documents. Our business, financial condition, results of operations and prospects may have changed since those respective dates.
We are offering to sell, and are seeking offers to buy, the common shares only in jurisdictions where offers and sales of the common shares are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the common shares in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of the common shares and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any common shares offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.
The permission of the BMA is required, under the provisions of the Exchange Control Act 1972 and related regulations (the “Exchange Control Act”), for all issuances and transfers of shares (including our common shares) of Bermuda companies to or from a non-resident of Bermuda for exchange control purposes, other than in cases where the BMA has granted a general permission. The BMA, in its notice to the public dated June 1, 2005, has granted a general permission for the issue and subsequent transfer of any securities of a Bermuda company from and/or to a non-resident of Bermuda for exchange control purposes for so long as any “Equity Securities” of the company (including our common shares) are listed on an “Appointed Stock Exchange” (including the New York Stock Exchange). In granting the general permission the BMA accepts no responsibility for our financial soundness or the correctness of any of the statements made or opinions expressed in this prospectus supplement and the accompanying prospectus.
No offered securities may be offered or sold in Bermuda and offers may only be accepted from persons resident in Bermuda, for Bermuda exchange control purposes, where such offers have been delivered outside of Bermuda. Consent under the Exchange Control Act has been obtained from the BMA for the issue and transfer of our shares to persons non-resident in Bermuda for exchange control purposes and for the issue and transfer of up to 20% of our issued and outstanding shares to persons resident in Bermuda for exchange control purposes. Persons resident in Bermuda, for Bermuda exchange control purposes, may therefore require the prior approval of the BMA in order to acquire any offered shares if the transfer would result in such persons owning more than 20% of our outstanding shares. In granting such consent, the BMA accepts no responsibility for our financial soundness or correctness of any statements made or opinions expressed in this prospectus supplement and the accompanying prospectus.
In this prospectus supplement, references to “Company,” “we,” “us” and “our” refer to Everest Re Group, Ltd. and its subsidiaries, collectively. References to “Everest Group” refer to Everest Re Group, Ltd. References to “$” are to United States currency, and the terms “United States” and “U.S.” mean the United States of America, its states, its territories, its possessions and all areas subject to its jurisdiction.
ABOUT THIS PROSPECTUS SUPPLEMENT
This document is in two parts. The first is this prospectus supplement, which describes the specific terms of this offering of common shares. The second part is the accompanying prospectus which gives more general information, some of which may not apply to this offering. If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. In addition, prior to making an investment decision, you should review the risks of investing in the common shares discussed in this prospectus supplement, including under “Risk Factors” beginning on page S-7 of this prospectus supplement.
S-ii

Important information is incorporated into this prospectus supplement and the accompanying prospectus by reference. You may obtain the information incorporated by reference into this prospectus supplement and the accompanying prospectus without charge by following the instructions under “Where You Can Find More Information.”
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus supplement, including the information incorporated by reference herein, may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements are necessarily based on estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which, with respect to future business decisions, are subject to change. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, us.
In particular, statements using words such as “may”, “will”, “should”, “could”, “anticipate”, “estimate”, “expect”, “plan”, “believe”, “predict”, “potential”, “intend” or words of similar import generally involve forward-looking statements. In light of the risks and uncertainties inherent in all future projections, the inclusion of forward-looking statements in this prospectus supplement should not be considered as a representation by us or any other person that our objectives or plans will be achieved. Numerous factors could cause our actual results to differ materially from those addressed by the forward-looking statements, including those contained under “Risk Factors” in Everest Group’s Annual Report on Form 10-K for the year ended December 31, 2022, and incorporated herein by reference, and under “Risk Factors” in Everest Group’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, and incorporated herein by reference. We undertake no obligation to release publicly the results of any future revision we may make to forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
The inclusion of forward-looking statements in this prospectus supplement should not be considered as a representation by us or any other person that our current objectives or plans will be achieved. Numerous factors could cause our actual results to differ materially from those addressed by the forward-looking statements, including the following:
•the effects of catastrophic and pandemic events on our financial statements;
•estimates of our catastrophe exposure;
•our reserves for losses and loss adjustment expenses;
•our failure to accurately assess underwriting risk;
•decreases in pricing for property and casualty reinsurance and insurance;
•our ability to maintain our financial strength ratings;
•the failure of our insured, intermediaries and reinsurers to satisfy their obligations;
•our inability or failure to purchase reinsurance;
•consolidation of competitors, customers and insurance and reinsurance brokers;
•the effect on our business of the highly competitive nature of our industry, including the effect of new entrants to, competing products for and consolidation in the (re)insurance industry;
•our ability to retain our key executive officers and to attract or retain the executives and employees necessary to manage our business;
•the performance of our investment portfolio;
S-iii

•our ability to determine any impairments taken on our investments;
•foreign currency exchange rate fluctuations;
•the effect of cybersecurity risks, including technology breaches or failure, on our business;
•the impact of the Tax Cut and Jobs Act;
•the adequacy of capital in relation to regulatory required capital;
•the adequacy of our provision for uncollectible balances;
•the ability of Everest Reinsurance Company and its subsidiaries (“Everest Re”), Everest Reinsurance Holdings, Inc. (“Holdings”), Everest Underwriting Group (Ireland) Limited (“Holdings Ireland”), Everest Dublin Insurance Holdings Limited (Ireland) (“Everest Dublin Holdings”), Everest Reinsurance (Bermuda), Ltd. (“Bermuda Re”) and Everest International Reinsurance, Ltd. (“Everest International”) to pay dividends; and
•the settlement costs of our specialized equity index put option contracts.
S-iv

SUMMARY
This summary highlights selected information about Everest Group and this offering. It does not contain all of the information that may be important to you in deciding whether to purchase our common shares. We encourage you to read the entire prospectus supplement, the accompanying prospectus and the documents that we have filed with the Commission that are incorporated by reference prior to deciding whether to purchase our common shares.
Everest Re Group, Ltd.
Everest Group is a Bermuda exempted company with its principal executive offices located at Seon Place - 4th floor, 141 Front Street, P. O. Box HM 845, Hamilton, HM 19, Bermuda, telephone (441) 295-0006. Our principal business, conducted through our operating segments, is the underwriting of reinsurance and insurance in the U.S., Bermuda and international markets. Reinsurance is a form of insurance purchased by an insurance company to indemnify it for all or part of the loss that it may sustain under insurance contracts it has written. Insurance companies purchasing reinsurance are often referred to as ceding companies or reinsureds. Everest Group is currently seeking shareholder approval to change its name from “Everest Re Group, Ltd.” to “Everest Group, Ltd.” at its Annual General Meeting expected to be held on May 17, 2023. If the resolution to change the name passes, Everest Group also expects to change its stock ticker symbol from “RE” to “EG”.
We had gross written premiums, in 2022, of $14.0 billion with approximately 66.8% representing reinsurance and 33.2% representing insurance. Shareholders’ equity at December 31, 2022 was $8.4 billion. We underwrite reinsurance both through brokers and directly with ceding companies, giving us the flexibility to pursue business based on the ceding company’s preferred reinsurance purchasing method. The Company underwrites insurance principally through brokers, surplus lines brokers and general agent relationships.
Following is a summary of our principal operating subsidiaries:
•Bermuda Re, a direct subsidiary of Everest Group, is a Bermuda exempted company registered as a Class 4 insurer and long-term insurer in accordance with the Insurance Act 1978 of Bermuda (the “Insurance Act”) and is authorized to write both reinsurance and insurance property and casualty and life and annuity business. Bermuda Re’s UK branch writes property and casualty reinsurance to the United Kingdom, China and European markets. At December 31, 2022, Bermuda Re had shareholder’s equity of $2.8 billion.
•Ireland Re, an Ireland reinsurance company and an indirect subsidiary of Everest Group, is licensed to write non-life reinsurance, both directly and through brokers, for the London and European markets.
•Ireland Insurance, an Ireland insurance company and an indirect subsidiary of Everest Group, is licensed to write insurance for the European markets. In addition, Ireland Insurance is considered an approved/eligible a lien surplus lines insurer in the 50 states and the District of Columbia.
•Everest Compañia de Seguros Generales Chile S.A., a Chile based insurance company, is licensed to write insurance and reinsurance within Chile.
•Everest Re, a Delaware reinsurance company and a direct subsidiary of Holdings, is a licensed property and casualty insurer and/or reinsurer in all states, the District of Columbia, Puerto Rico and Guam and is authorized to conduct reinsurance business in Canada, Singapore and Brazil. Everest Re underwrites property and casualty reinsurance for insurance and reinsurance companies in the U.S. and international markets. At December 31, 2022, Everest Re had statutory surplus of $5.6 billion.
•Everest Insurance Company of Canada (“Everest Canada”), a Canadian insurance company and direct subsidiary of Holdings Ireland, is licensed to write property and casualty insurance in all Canadian provinces.
•Everest National Insurance Company (“Everest National”), a Delaware insurance company and a direct subsidiary of Everest Re, is licensed in 50 states, the District of Columbia and Puerto Rico and is authorized to write property and casualty insurance on an admitted basis in the jurisdictions in which it is licensed. The majority of Everest National’s business is reinsured by its parent, Everest Re.

•Everest Indemnity Insurance Company (“Everest Indemnity”), a Delaware insurance company and a direct subsidiary of Everest Re, writes excess and surplus lines insurance business in the U.S. on a non-admitted basis. Excess and surplus lines insurance is specialty property and liability coverage that an insurer not licensed to write insurance in a particular jurisdiction is permitted to provide to insureds when the specific specialty coverage is unavailable from admitted insurers. Everest Indemnity is a Delaware Domestic Surplus Lines Insurer and is eligible to write business on a non-admitted basis in all other states, the District of Columbia and Puerto Rico. The majority of Everest Indemnity’s business is reinsured by its parent, Everest Re.
•Everest Security Insurance Company (“Everest Security”), a Georgia insurance company and a direct subsidiary of Everest Re, writes property and casualty insurance on an admitted basis in Georgia and Alabama and is approved as an eligible surplus lines insurer in Delaware. The majority of Everest Security’s business is reinsured by its parent, Everest Re. Everest Security’s application to re-domesticate as a Delaware insurance company is currently pending approval with the Delaware Department of Insurance.
•Everest International Assurance, Ltd. (“Everest Assurance”), a direct subsidiary of Holdings is a Bermuda exempted company registered in Bermuda as a Class 3A general business insurer in accordance with the Insurance Act and as a Class C long-term insurer. Everest Assurance has made a one-time election under section 953(d) of the U.S. Internal Revenue Code to be a U.S. income tax paying “Controlled Foreign Corporation.” By making this election, Everest Assurance is authorized to write life reinsurance and casualty reinsurance in both Bermuda and the United States.
•Everest Premier Insurance Company (“Everest Premier”), a Delaware insurance company and a direct subsidiary of Everest Re, is licensed to write property and casualty insurance in all 50 states and the District of Columbia.
•Everest Denali Insurance Company (“Everest Denali”), a Delaware insurance company and a direct subsidiary of Everest Re, is licensed to write property and casualty insurance in all 50 states and the District of Columbia.

The Offering
The following summary of the offering contains basic information about the offering and our common shares, par value $0.01 per share (the “common shares”), and is not intended to be complete. It does not contain all the information that may be important to you. For a more complete understanding of our common shares, please refer to “Description of Our Common Shares” in this prospectus supplement.

Issuer	Everest Re Group, Ltd.

Common Shares Offered	3,600,000 shares.

Underwriters’ Option	Up to 540,000 common shares.

Common Shares Outstanding After this Offering	42,875,224 shares (or 43,415,224 shares if the underwriters’ option to purchase additional shares is exercised in full).

Use of Proceeds
We expect that the net proceeds available to the Company from this offering, after deducting the underwriting discount and estimated expenses payable by the Company, will be approximately $1,256 million (or approximately $1,444 million if the underwriters exercise their option to purchase additional common shares in full). We intend to use the net proceeds from this offering for general corporate purposes, which may include expanding our existing business lines and operations. See “Use of Proceeds.”

Dividend Policy	The Board of Directors (the “Board”) of Everest Group has an established policy of declaring regular quarterly cash dividends and has paid a regular quarterly dividend in each quarter since the fourth quarter of 1995. The declaration and payment of future dividends, if any, by Everest Group are at the discretion of the Board and will depend upon many factors, including the Company’s earnings, financial condition, business needs and growth objectives, capital and surplus requirements of its operating subsidiaries, regulatory restrictions, rating agency considerations and other factors. As an insurance holding company, Everest Group is partially dependent on dividends and other permitted payments from its subsidiaries to pay cash dividends to its shareholders. The payment of dividends to Everest Group by Holdings and to Holdings by Everest Re is subject to Delaware regulatory restrictions and the payment of dividends to Everest Group by Bermuda Re is subject to Bermuda insurance regulatory restrictions pursuant to the Insurance Act.

Risk Factors	Investing in our common shares involves certain risks. See “Risk Factors” beginning on page S-7 of this prospectus supplement.

Listing	Our common shares are traded on the NYSE under the symbol “RE”.
The number of shares outstanding after this offering is based on 39,275,224 common shares outstanding as of May 1, 2023 and does not include 9,719,971 common shares held by Everest Re Advisors, Ltd. (“Re Advisors”), the Company’s direct, wholly-owned subsidiary, which are entitled to vote but that are eliminated in consolidation. As provided in the Company’s Bye-laws, Re Advisors may vote only 9.9% of the total voting power of the common shares, or 5,206,924 of its shares after giving effect to the offering (or 5,260,384 of its shares if the underwriters exercise their option to purchase additional common shares in full). See “Risk Factors—The ownership of common shares of Everest Group by Everest Re Advisors, Ltd., a direct subsidiary of Everest Group may have an impact on securing approval of shareholder proposals that Everest Group’s management supports.”
The number of shares outstanding also does not include 1,097,091 of our common shares reserved for future issuance under our 2020 Stock Incentive Plan (“2020 Employee Plan”), our 2009 Non-Employee Director Stock

Option and Restricted Stock Plan (“2009 Director Plan”) and our 2003 Non-Employee Director Equity Compensation Plan (“2003 Director Plan”).
Unless we specifically state otherwise, the information in this prospectus supplement does not give effect to the exercise by the underwriters of their option to purchase up to an additional 540,000 of our common shares.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA
The following table presents summary consolidated financial data and other financial information of Everest Group at March 31, 2023 and for the three months ended March 31, 2023 and March 31, 2022, and at the end of and for the years ended December 31, 2022, December 31, 2021 and December 31, 2020.1 The year-end financial data and other financial information have been derived from our audited financial statements and notes thereto. The financial data and other financial information for the interim periods have been derived from our unaudited financial statements and notes thereto, and include, in the opinion of management, all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the financial data. The results for the interim periods do not necessarily indicate the results to be expected for the full fiscal year. You should read the summary financial data and other financial information set forth below along with the consolidated financial statements and related notes included or incorporated by reference in this prospectus supplement.

	Three months ended March 31,		Year ended December 31,
(Dollars in millions)	2023	2022	2022	2021	2020
Gross written premiums	$3,743	$3,186	$13,952	$13,050	$10,482
Net written premiums	3,329	2,812	12,344	11,446	9,117

Revenues
Premiums earned	$3,100	$2,792	$11,787	$10,406	$8,682
Net investment income	260	243	830	1,165	642
Net gains (losses) on investments	5	(154)	(455)	258	268
Other income (expense)	(79)	15	(102)	37	6
Total revenues	3,286	2,896	12,060	11,866	9,598

Claims and Expenses
Incurred losses and loss adjustment expenses	1,966	1,790	8,100	7,391	6,551
Commission, brokerage, taxes and fees	661	605	2,528	2,209	1,873
Other underwriting expenses	200	161	682	583	511
Corporate expenses	19	14	61	68	41
Interest, fees and bond issue cost amortization expense	32	24	101	70	36
Total claims and expenses	2,878	2,594	11,472	10,321	9,013

Income (Loss) Before Taxes	408	302	588	1,546	585
Income tax expense (benefit)	43	4	(9)	167	71
Net Income	$365	$298	$597	$1,379	$514

Ratios
Loss ratio	63.4%	64.1%	68.7%	71.0%	75.5%
Commission and brokerage ratio	21.3%	21.7%	21.4%	21.2%	21.6%
Other underwriting expense ratio	6.4%	5.8%	5.8%	5.6%	5.8%
Combined ratio	91.2%	91.6%	96.0%	97.8%	102.9%
1 Some amounts may not reconcile due to rounding.

	At March 31,	At December 31,
(Dollars in millions, except per share amounts)	2023	2022	2021	2020
Balance Sheet Data
Total investments and cash	$31,435	$29,872	$29,673	$25,462
Total assets	41,839	39,966	38,185	32,712
Loss and loss adjustment expense reserves	22,878	22,065	19,009	16,322
Total debt	3,085	3,084	3,089	1,910
Total liabilities	32,825	31,525	28,046	22,985
Shareholders’ equity	9,014	8,441	10,139	9,726
Book value per share	229.49	215.54	258.21	243.25

RISK FACTORS
Your investment in our common shares will involve a degree of risk, including those risks that are described in this section. The risks and uncertainties described below are not the only ones relevant to an investment in our common shares. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks actually occurs, our business, financial condition and results of operations could be materially affected. In that case, the value of our common shares could decline substantially. Before deciding whether an investment in our common shares is suitable for you, you should carefully consider the following discussion of risks below and all of the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus, including, but not limited to, the risks and uncertainties discussed in “Part I, Item 1A—Risk Factors” of our annual report on Form 10-K for the year ended December 31, 2022 and other information that may be incorporated by reference in this prospectus supplement and the accompanying prospectus on or after the date hereof.
Risks Related to Our Common Shares and This Offering
Because of our holding company structure, our ability to pay dividends, interest and principal is dependent on our receipt of dividends, loan payments and other funds from our subsidiaries.
Everest Group is a holding company, whose most significant asset consists of the stock of its operating subsidiaries. As a result, Everest Group’s ability to pay dividends, interest or other payments on its securities in the future will depend on the earnings and cash flows of the operating subsidiaries and the ability of the subsidiaries to pay dividends or to advance or repay funds to it. This ability is subject to general economic, financial, competitive, regulatory and other factors beyond our control. Payment of dividends and advances and repayments from some of the operating subsidiaries are regulated by U.S., state and foreign insurance laws and regulatory restrictions, including minimum solvency and liquidity thresholds. Accordingly, the operating subsidiaries may not be able to pay dividends or advance or repay funds to Everest Group in the future, which could prevent us from paying dividends, interest or other payments on our securities.
Provisions in Everest Group’s bye-laws could have an anti-takeover effect, which could diminish the value of its common shares.
Everest Group’s bye-laws contain provisions that could delay or prevent a change of control that a shareholder might consider favorable. The effect of these provisions could be to prevent a shareholder from receiving the benefit from any premium over the market price of our common shares offered by a bidder in a potential takeover. Even in the absence of an attempt to effect a change in management or a takeover attempt, these provisions may adversely affect the prevailing market price of our common shares if they are viewed as discouraging takeover attempts in the future.
For example, Everest Group’s bye-laws contain the following provisions that could have an anti-takeover effect:
•the total voting power of any shareholder owning more than 9.9% of the common shares will be reduced to 9.9% of the total voting power of the common shares;
•the Board may decline to register any transfer of common shares if it has reason to believe that the transfer would result in:
i.any person that is not an investment company beneficially owning more than 5.0% of any class of the issued and outstanding share capital of Everest Group,
ii.any person holding controlled shares in excess of 9.9% of any class of the issued and outstanding share capital of Everest Group, or
iii.any adverse tax, regulatory or legal consequences to Everest Group, any of its subsidiaries or any of its shareholders;

•Everest Group also has the option to redeem or purchase all or part of a shareholder’s common shares to the extent the Board determines it is necessary or advisable to avoid or cure any adverse or potential adverse consequences if:
i.any person that is not an investment company beneficially owns more than 5.0% of any class oft he issued and outstanding share capital of Everest Group,
ii.any person holds controlled shares in excess of 9.9% of any class of the issued and outstanding share capital of Everest Group, or
iii.share ownership by any person may result in adverse tax, regulatory or legal consequences to Everest Group, any of its subsidiaries or any other shareholder.
The Board has indicated that it will apply these bye-law provisions in such manner that “passive institutional investors” will be treated similarly to investment companies. For this purpose, “passive institutional investors” include all persons who are eligible, pursuant to Rule 13d-1(b)(1) under the Exchange Act to file a short-form statement on Schedule 13G, other than an insurance company or any parent holding company or control person of an insurance company.
Applicable insurance laws may also have an anti-takeover effect.
Before a person can acquire control of a U.S. insurance company, prior written approval must be obtained from the insurance commissioner of the state where that insurance company is domiciled or deemed commercially domiciled. Prior to granting approval of an application to acquire control of a domestic insurance company, a state insurance commissioner will consider such factors as the financial strength of the applicant, the integrity and competence of the applicant’s board of directors and executive officers, the acquiror’s plans for the future operations of the insurance company and any anti-competitive results that may arise from the consummation of the acquisition of control. Because any person who acquired control of Everest Group would thereby acquire indirect control of its insurance company subsidiaries in the United States, the insurance change of control laws of Delaware, California and Georgia would apply to such a transaction. This could have the effect of delaying or even preventing such a change of control.
The ownership of common shares of Everest Group by Everest Re Advisors, Ltd., a direct subsidiary of Everest Group may have an impact on securing approval of shareholder proposals that Everest Group’s management supports.
As of December 31, 2022, Everest Re Advisors, Ltd. (Bermuda) owned 9,719,971 or 19.9% of the outstanding common shares of Everest Group. Under Everest Group’s bye-laws, the total voting power of any shareholder owning more than 9.9% of the common shares is reduced to 9.9% of the total voting power of the common shares. Nevertheless, Everest Re Advisors, Ltd., which is controlled by Everest Group, has the ability to vote 9.9% of the total voting power of Everest Group’s common shares.
Investors in Everest Group may have more difficulty in protecting their interests than investors in a U.S. corporation.
The Bermuda Companies Act 1981 (the “Companies Act”), differs in material respects from the laws applicable to U.S. corporations and their shareholders. The following is a summary of material differences between the Companies Act, as modified in some instances by provisions of Everest Group’s bye-laws, and Delaware corporate law that could make it more difficult for investors in Everest Group to protect their interests than investors in a U.S. corporation. Because the following statements are summaries, they do not address all aspects of Bermuda law that may be relevant to Everest Group and its shareholders.
Alternate Directors. Everest Group’s bye-laws provide, as permitted by Bermuda law, that each director may appoint an alternate director, who shall have the power to attend and vote at any meeting of the Board or committee at which that director is not personally present and to sign written consents in place of that director. Delaware law permits a director to appoint another director as an alternate to attend any board committee meeting. However,

Delaware law does not provide for the designation of alternate directors with authority to attend or vote at a meeting of the board of directors.
Committees of the Board. Everest Group’s bye-laws provide, as permitted by Bermuda law, that the Board may delegate any of its powers to committees that the Board appoints, and those committees may consist partly or entirely of non-directors. Delaware law allows the board of directors of a corporation to delegate many of its powers to committees, but those committees may consist only of directors.
Interested Directors. Bermuda law and Everest Group’s bye-laws provide that if a director has a personal interest in a transaction to which the company is also a party and if the director discloses the nature of this personal interest at the first opportunity, either at a meeting of directors or in writing to the directors, then the company will not be able to declare the transaction void solely due to the existence of that personal interest and the director will not be liable to the company for any profit realized from the transaction. In addition, after a director has made the declaration of interest referred to above, he or she is allowed to be counted for purposes of determining whether a quorum is present and to vote on a transaction in which he or she has an interest, unless disqualified from doing so by the chairman of the relevant board meeting. Under Delaware law, an interested director could be held liable for a transaction in which that director derived an improper personal benefit. Additionally, under Delaware law, a corporation may be able to declare a transaction with an interested director to be void unless one of the following conditions is fulfilled:
•the material facts as to the interested director’s relationship or interests are disclosed or are known to the board of directors and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors;
•the material facts are disclosed or are known to the shareholders entitled to vote on the transaction and the transaction is specifically approved in good faith by the holders of a majority of the voting shares; or
•the transaction is fair to the corporation as of the time it is authorized, approved or ratified.
Transactions with Significant Shareholders. As a Bermuda company, Everest Group may enter into business transactions with its significant shareholders, including asset sales, in which a significant shareholder receives, or could receive, a financial benefit that is greater than that received, or to be received, by other shareholders with prior approval from Everest Group’s Board but without obtaining prior approval from the shareholders. In the case of an amalgamation, in which two or more companies join together and continue as a single company, a resolution of shareholders approved by a majority of at least 75% of the votes cast is required in addition to the approval of the Board, except in the case of an amalgamation with and between wholly-owned subsidiaries. If Everest Group was a Delaware corporation, any business combination with an interested shareholder (which, for this purpose, would include mergers and asset sales of greater than 10% of Everest Group’s assets that would otherwise be considered transactions in the ordinary course of business) within a period of three years from the time the person became an interested shareholder would require prior approval from shareholders holding at least 66 2/3% of Everest Group’s outstanding common shares not owned by the interested shareholder, unless the transaction qualified for one of the exemptions in the relevant Delaware statute or Everest Group opted out of the statute. For purposes of the Delaware statute, an “interested shareholder” is generally defined as a person who together with that person’s affiliates and associates owns, or within the previous three years did own, 15% or more of a corporation’s outstanding voting shares.
Takeovers. Under Bermuda law, if an acquiror makes an offer for shares of a company and, within four months of the offer, the holders of not less than 90% of the shares that are the subject of the offer tender their shares, the acquiror may give the nontendering shareholders notice requiring them to transfer their shares on the terms of the offer. Within one month of receiving the notice, dissenting shareholders may apply to the court objecting to the transfer. The burden is on the dissenting shareholders to show that the court should exercise its discretion to enjoin the transfer. The court will be unlikely to do this unless there is evidence of fraud or bad faith or collusion between the acquiror and the tendering shareholders aimed at unfairly forcing out minority shareholders. Under another provision of Bermuda law, the holders of 95% of the shares of a company (the “acquiring shareholders”) may give notice to the remaining shareholders requiring them to sell their shares on the terms described in the notice. Within one month of receiving the notice, dissenting shareholders may apply to the court for an appraisal of their shares. Within one month of the court’s appraisal, the acquiring shareholders are entitled either to acquire all shares involved at the price fixed by the court or cancel the notice given to the remaining shareholders. If shares were acquired under the notice at a price below the court’s appraisal price, the acquiring shareholders must either pay the difference in price or cancel the notice and return the shares thus acquired to the shareholder, who must then refund the purchase price. There are no comparable provisions under Delaware law.
Inspection of Corporate Records. Members of the general public have the right to inspect the public documents of Everest Group available at the office of the Registrar of Companies and Everest Group’s registered office, both in Bermuda. These documents include the memorandum of association, which describes Everest Group’s permitted purposes and powers, any amendments to the memorandum of association and documents relating to any increase or reduction in Everest Group’s authorized share capital. Shareholders of Everest Group have the additional right to inspect Everest Group’s bye-laws, minutes of general meetings of shareholders and audited financial statements that must be presented to the annual general meeting of shareholders. The register of shareholders of Everest Group also is open to inspection by shareholders and to members of the public without charge. Everest Group is required to maintain its share register at its registered office in Bermuda. Everest Group also maintains a branch register in the offices of its transfer agent in the United States, which is open for public inspection as required under the Companies Act. Everest Group is required to keep at its registered office a register of its directors and officers that is open for inspection by members of the public without charge. However, Bermuda law does not provide a general right for shareholders to inspect or obtain copies of any other corporate records. Under Delaware law, any shareholder may inspect or obtain copies of a corporation’s shareholder list and its other books and records for any purpose reasonably related to that person’s interest as a shareholder.
Shareholder’s Suits. The rights of shareholders under Bermuda law are not as extensive as the rights of shareholders under legislation or judicial precedent in many U.S. jurisdictions. Class actions and derivative actions are generally not available to shareholders under the laws of Bermuda. However, the Bermuda courts ordinarily would be expected to follow English case law precedent, which would permit a shareholder to bring an action in the name of Everest Group to remedy a wrong done to Everest Group where the act complained of is alleged to be beyond the corporate power of Everest Group or illegal or would result in the violation of Everest Group’s memorandum of association or bye-laws. Furthermore, the court would give consideration to acts that are alleged to constitute a fraud against the minority shareholders or where an act requires the approval of a greater percentage of Everest Group’s shareholders than actually approved it. The winning party in an action of this type generally would be able to recover a portion of attorneys’ fees incurred in connection with the action. Under Delaware law, class actions and derivative actions generally are available to stockholders for breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In these types of actions, the court has discretion to permit the winning party to recover its attorneys’ fees.
Limitation of Liability of Directors and Officers. Everest Group’s bye-laws provide that Everest Group and its shareholders waive all claims or rights of action that they might have, individually or in the right of the Company, against any director or officer for any act or failure to act in the performance of that director’s or officer’s duties. However, this waiver does not apply to claims or rights of action that arise out of fraud or dishonesty. This waiver may have the effect of barring claims arising under U.S. federal securities laws. Under Delaware law, a corporation may include in its certificate of incorporation provisions limiting the personal liability of its directors to the corporation or its stockholders for monetary damages for many types of breach of fiduciary duty. However, these provisions may not limit liability for any breach of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, the authorization of unlawful dividends, stock repurchases or stock redemptions, or any transaction from which a director derived an improper personal benefit. Moreover, Delaware provisions would not be likely to bar claims arising under U.S. federal securities laws.
Indemnification of Directors and Officers. Everest Group’s bye-laws provide that Everest Group shall indemnify its directors or officers to the full extent permitted by law against all actions, costs, charges, liabilities, loss, damage or expense incurred or suffered by them by reason of any act done, concurred in or omitted in the conduct of Everest Group’s business or in the discharge of their duties. Under Bermuda law, this indemnification may not extend to any matter involving fraud or dishonesty of which a director or officer may be guilty in relation to the company, as determined in a final judgment or decree not subject to appeal. Under Delaware law, a corporation may indemnify a director or officer who becomes a party to an action, suit or proceeding because of his position as a director or officer if (1) the director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and (2) if the action or proceeding involves a criminal offense, the director or officer had no reasonable cause to believe his or her conduct was unlawful.
Enforcement of Civil Liabilities. Everest Group is incorporated and organized under the laws of Bermuda. Some of its directors and officers may reside outside the United States. A substantial portion of our assets are or may be located in jurisdictions outside the United States. As a result, a person may not be able to affect service of process within the United States on directors and officers of Everest Group and those experts who reside outside the United States. A person also may not be able to recover against them or Everest Group on judgments of U.S. courts or to obtain original judgments against them or Everest Group in Bermuda courts, including judgments predicated upon civil liability provisions of the U.S. federal securities laws.
Dividends. Bermuda law does not allow a company to declare or pay a dividend, or make a distribution out of contributed surplus, if there are reasonable grounds for believing that the company, after the payment is made, would be unable to pay its liabilities as they become due, or that the realizable value of the company’s assets would be less, as a result of the payment, than the aggregate of its liabilities and its issued share capital and share premium accounts. The share capital account represents the aggregate par value of issued shares, and the share premium account represents the aggregate amount paid for issued shares over and above their par value. Under Delaware law, subject to any restrictions contained in a company’s certificate of incorporation, a company may pay dividends out of the surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Surplus is the amount by which the net assets of a corporation exceed its stated capital. Delaware law also provides that dividends may not be paid out of net profits at any time when stated capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.
Sales of a significant number of our common shares in the public markets, and other transactions that we may pursue, could depress the market price of our common shares.
Sales of a substantial number of common shares in the public markets, including this offering, and the perception that those sales may occur could adversely affect the market price of our common shares. In addition, this offering will, and future issuances of equity securities may, dilute the interests of our existing shareholders, including you, and could cause the market price of our common shares to decline. We may issue equity securities in the future for a number of reasons, including to finance our operations and business strategy, to adjust our ratio of debt to equity, to address regulatory capital concerns, or to satisfy our obligations upon the exercise of outstanding options. We may issue equity securities in transactions that generate cash proceeds, transactions that free up regulatory capital but do not immediately generate or preserve substantial amounts of cash, and transactions that generate regulatory or balance sheet capital only and do not generate or preserve cash. We cannot predict the effect that these transactions would have on the market price of our common shares. In addition, Citigroup Global Markets Inc. and Goldman Sachs & Co. LLC may, in their sole discretion, release all or some portion of the common shares subject to lock-up agreements at any time and for any reason. Sales of a substantial number of such common shares upon expiration of the lock-up and market stand-off agreements, the perception that such sales may occur, or early release of these agreements, could cause our market price to fall or make it more difficult for you to sell your common shares at a time and price that you deem appropriate.
The price of our common shares may be volatile.
There has been significant volatility in the market for equity securities. The price of our common shares may not remain at or exceed current levels. The following factors, in addition to those described in other risk factors above and below, may have an adverse impact on the market price of our common shares: actual or anticipated variations in our quarterly results, including as a result of catastrophes or our investment performance; our share repurchase program; changes in market valuation of companies in the insurance and reinsurance industry; changes in expectations of future financial performance or changes in estimates of securities analysts; fluctuations in stock market processes and volumes; issuances or sales of common shares or other securities in the future; the addition or departure of key personnel; and announcements by us or our competitors of acquisitions, investments or strategic alliances.
Stock markets in the United States continue to experience volatile price and volume fluctuations. Such fluctuations, as well as general political conditions, the current poor economic conditions or interest rate or currency rate fluctuations, could adversely affect the market price of our common shares.

USE OF PROCEEDS
We expect that the net proceeds available to the Company from this offering, after deducting the underwriting discount in this offering and estimated expenses payable by the Company, will be approximately $1,256 million (or approximately $1,444 million if the underwriters exercise their option to purchase additional common shares in full). The Company intends to use the net proceeds from this offering for general corporate purposes, which may include expanding its existing business lines and operations.

CAPITALIZATION
The following table sets forth Everest Group’s consolidated capitalization at March 31, 2023 on (1) a historical basis and (2) as adjusted to give effect to the sale of 3,600,000 common shares in this offering. The information in this table is illustrative only and our capitalization following the completion of this offering will be adjusted based on the actual public offering price and other terms of this offering determined at pricing. This table should be read in conjunction with Everest Group’s consolidated financial statements and related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” both of which can be found in Everest Group’s Annual Report on Form 10-K for the year ended December 31, 2022 and Everest Group’s Quarterly Report on Form 10-Q for the three months ended March 31, 2023, which reports are incorporated into this prospectus supplement by reference.

	At March 31, 2023
	Actual	As Adjusted
(Dollars and share amounts in millions, except par value per share)	(unaudited)
Cash	$1,610	$2,866
Debt
4.868% Senior Notes due 2044	397	397
3.5% Senior Notes due 2050	981	981
3.125% Senior Notes due 2052	969	969
Long-term Subordinated Notes due 2067	218	218
Borrowings from FHLB	519	519
Total debt	3,085	3,085
Shareholders’ equity
Preferred shares, par value: $0.01; 50.0 shares authorized; no shares issued and outstanding	—	—
Common shares, par value: $0.01; 200.0 shares authorized; 70.0 (actual) 73.6 (as adjusted) issued and outstanding before treasury shares	1	1
Additional paid-in capital	2,295	3,551
Accumulated other comprehensive income (loss), net of deferred income tax expense (benefit) of $218	(1,716)	(1,716)
Treasury shares, at cost: 30.8 shares	(3,908)	(3,908)
Retained earnings	12,342	12,342
Total shareholders’ equity	9,014	10,270
Total Liabilities and Shareholders’ Equity	$41,839	$43,095

DESCRIPTION OF OUR COMMON SHARES
The following is a summary of certain provisions of our Memorandum of Association (the “Memorandum”) and bye-laws. Because this summary is not complete, you should refer to our Memorandum and bye-laws for complete information regarding the provisions of these governing documents, including the definitions of some of the terms used below. Copies of these governing documents are incorporated by reference as exhibits to the registration statement of which this prospectus supplement forms a part. Whenever we refer to particular sections or defined terms of the Memorandum or the bye-laws, such sections or defined terms are incorporated herein by reference and the statement in connection with such reference is made is qualified in its entirety by such reference.
Everest Group’s common shares are listed on the New York Stock Exchange under the symbol “RE.” The common shares currently issued and outstanding are fully paid and nonassessable within the meaning of applicable Bermuda law. We have authorized the issuance of 200,000,000 common shares, and 39,275,224 shares were issued and outstanding at May 1, 2023. The common shares offered by this prospectus supplement, upon issuance against full consideration, will be fully paid and nonassessable within the meaning of applicable Bermuda law. There are no provisions of Bermuda law or Everest Group’s memorandum of association or bye-laws which impose any limitation on the rights of shareholders to hold or vote Everest Group’s shares by reason of their not being residents of Bermuda.
Under Everest Group’s bye-laws, the holders of common shares have no redemption, conversion or sinking fund rights. In the event of Everest Group’s liquidation, dissolution or winding-up, the holders of common shares are entitled to share equally and ratably in the assets of Everest Group, if any, remaining after the payment of all of Everest Group’s debts and liabilities and the liquidation preference of any outstanding preferred shares. The holders of Everest Group’s common shares will receive such dividends, if any, as may be declared from time to time by Everest Group’s Board out of funds legally available for the payment of dividends.
The quorum required for a general meeting of Everest Group’s shareholders is two or more individuals present in person throughout the meeting and representing in person or by proxy more than 50% of the total number of issued and outstanding shares conferring the right to attend and vote at the meeting. Subject to the voting restrictions set forth below, holders of common shares are entitled to one vote per share on all matters submitted to a vote of holders of common shares and do not have any cumulative voting rights. Most matters to be approved by holders of common shares require approval by a simple majority of the votes cast at a meeting at which a quorum is present.
Our Board is currently elected annually. Shareholders may only remove a director for cause at a special meeting of shareholders at which the votes of not less than 50% of the shares entitled to vote are cast in favor of removal. This could make the removal of the incumbent directors of Everest Group more difficult and delay or prevent a change of control that a shareholder might consider in his or her best interest, including a takeover attempt that might result in a premium over the market price for the shares held by shareholders.
Limitation on Voting Rights. If and for as long as the aggregate number of controlled shares, as defined below, of any person exceeds 9.9% of the total voting power of all of the issued and outstanding share capital of Everest Group, each controlled share, regardless of the identity of the registered holder, will confer only a fraction of a vote as determined by the following formula:
(T-C)
(9.1 × C)
Where:
“T” is the aggregate number of votes conferred by all of the issued and outstanding share capital prior to the application of the formula with respect to any particular person, adjusted to take into account any prior reduction taken with respect to any other person as a result of a previous application of the formula.
“C” is the number of controlled shares attributable to the person; and

“Controlled shares” of any person refers to all shares of the issued and outstanding share capital owned by that person, whether directly, with respect to persons who are U.S. persons, by application of the attribution and constructive ownership rules of sections 958(a) and 958(b) or 544 and 554 of the U.S. Internal Revenue Code of 1986, or beneficially within the meaning of Section 13(d)(3) of the Exchange Act.
The formula will be applied successively, starting with the person to whom the largest number of controlled shares is attributable, as many times as may be necessary to ensure that the aggregate number of controlled shares of any person does not exceed 9.9% of the total voting power of all of the issued and outstanding share capital at any time.
The directors retain discretion to make final adjustments to the aggregate number of votes attaching to the shares of any shareholder that they consider fair and reasonable in all the circumstances to ensure that the aggregate number of controlled shares of any person does not exceed 9.9% of the total voting power of Everest Group.
Restrictions on Transfer.  Everest Group’s bye-laws permit Everest Group’s Board to decline to register any transfer of common shares if it has reason to believe that the transfer would result in:
•any person that is not an investment company beneficially owning more than 5.0% of any class of the issued and outstanding share capital of Everest Group,
•any person holding controlled shares in excess of 9.9% of any class of the issued and outstanding share capital of Everest Group, or
•any adverse tax, regulatory or legal consequences to Everest Group, any of its subsidiaries or any of its shareholders.
If Everest Group’s Board refuses to register a transfer for any reason, we must notify the proposed transferor and transferee within 30 days of such refusal. Everest Group’s bye-laws also provide that Everest Group’s Board may suspend the registration of transfers at any time and for any period that it determines, provided that it may not suspend the registration of transfers for more than 45 days in any period of 365 consecutive days.
Everest Group has been advised by Conyers Dill & Pearman Limited, Everest Group’s special Bermuda legal counsel, that while the precise form of the restrictions on transfer contained in the bye-laws is untested, as a matter of general principle, restrictions on transfers are enforceable under Bermuda law and are not uncommon. A proposed transferee will be permitted to dispose of any common shares purchased that violate the restrictions and as to the transfer of which registration is refused. The transferor of those common shares will be deemed to own those common shares for dividend, voting and reporting purposes until a transfer of those common shares has been registered on the shareholder register of Everest Group.
Repurchase Rights.  Everest Group’s bye-laws provide that if the Board has reason to believe that
•any person that is not an investment company beneficially owns more than 5.0% of any class of the issued and outstanding share capital of Everest Group,
•any person holds controlled shares in excess of 9.9% of any class of the issued and outstanding share capital of Everest Group, or
•share ownership by any person may result in adverse tax, regulatory or legal consequences to Everest Group, any of its subsidiaries or any other shareholder, then Everest Group will have the option, but not the obligation, subject to compliance with Bermuda law, to redeem or purchase all or any part of the common shares so held to the extent the Board determines it is necessary or advisable to avoid or cure any adverse or potential adverse consequences. The price to be paid for any common shares redeemed or purchased will be the fair market value of those shares, defined as the average of the high and low sale prices of the common shares on the New York Stock Exchange for the last 15 trading days immediately preceding the day on which Everest Group sends a notice of redemption or purchase to the shareholder.

The Board of Directors has indicated that it will apply these bye-law provisions in such manner that “passive institutional investors” will be treated similarly to investment companies. For this purpose, “passive institutional investors” include all persons who are eligible, pursuant to Rule 13d-1(b)(1) under the Exchange Act, to file a short-form statement on Schedule 13G, other than an insurance company or any parent holding company or control person of an insurance company.
The limitations on voting, restrictions on transfer and repurchase rights described above could have the effect of rendering more difficult or discouraging unsolicited takeover bids from third parties or the removal of incumbent directors of Everest Group.
Information Requirements.  Everest Group’s bye-laws provide that the Board may require any shareholder or proposed transferee of shares to certify or otherwise provide to the Board complete and accurate information necessary for it to give effect to the limitations on voting, restrictions on transfer and repurchase rights described above. If any shareholder or proposed transferee fails to respond to that request in a timely fashion or if the Board has reason to believe that any certification or other information provided is inaccurate or incomplete, the Board may decline to approve any transfer to which that request relates or may determine to disregard for all purposes all votes attached to any common shares held by that shareholder.
Transfer Agent.  The transfer agent and registrar for Everest Group’s common shares is Computershare Investor Services.

TAXATION
U.S. Federal Income Tax Considerations for U.S. Holders.
The following is a discussion of certain U.S. federal income tax considerations relating to the purchase, ownership and disposition of the common shares by U.S. Holders (as defined below) that purchase such common shares pursuant to this offering and hold such common shares as capital assets. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated or proposed thereunder, administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, or to different interpretation. This discussion does not address all of the U.S. federal income tax considerations that may be relevant to specific U.S. Holders in light of their particular circumstances or to U.S. Holders subject to special treatment under U.S. federal income tax law (such as banks, insurance companies, dealers in securities or other U.S. Holders that generally mark their securities to market for U.S. federal income tax purposes, tax-exempt entities, retirement plans, regulated investment companies, real estate investment trusts, certain former citizens or residents of the United States, U.S. Holders that hold the common shares as part of a straddle, hedge, conversion or other integrated transaction, U.S. Holders that have a “functional currency” other than the U.S. dollar, U.S. Holders that own (or are deemed to own) 10% or more (by vote or value) of Everest Group’s stock or U.S. Holders that receive the common shares as compensation). This discussion does not address any U.S. state or local or non-U.S. tax considerations or any U.S. federal estate, gift or alternative minimum tax considerations.
As used in this discussion, the term “U.S. Holder” means a beneficial owner of a common share that, for U.S. federal income tax purposes, is (i) an individual who is a citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source or (iv) a trust (x) with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or (y) that has in effect a valid election under applicable U.S. Treasury regulations to be treated as a U.S. person.
If an entity treated as a partnership for U.S. federal income tax purposes invests in a common share, the U.S. federal income tax considerations relating to such investment will depend in part upon the status and activities of such entity and the particular partner. Any such entity should consult its own tax advisor regarding the U.S. federal income tax considerations applicable to it and its partners relating to the purchase, ownership and disposition of a common share.
Except as discussed below under “―Passive Foreign Investment Company Considerations,” this discussion assumes that Everest Group is not and will not be a passive foreign investment company for U.S. federal income tax purposes.
EACH PERSON CONSIDERING AN INVESTMENT IN A COMMON SHARE SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSIDERATIONS RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF A COMMON SHARE IN LIGHT OF SUCH PERSON’S PARTICULAR CIRCUMSTANCES.
Distributions
A U.S. Holder that receives a distribution of cash or other property (other than certain distributions of Everest Group’s stock or rights to acquire Everest Group’s stock) with respect to a common share generally will be required to include the amount of such distribution in gross income as a dividend (without reduction for any non-U.S. tax withheld from such distribution) to the extent of Everest Group’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). To the extent the amount of such distribution exceeds such current and accumulated earnings and profits, it generally will be treated first as a non-taxable return of capital to the extent of such U.S. Holder’s adjusted tax basis in such common share and then as gain (which will be treated in the manner described below under “Sale, Exchange or Other Disposition of the Common Shares”). Everest Group has not maintained and does not plan to maintain calculations of earnings and profits for U.S. federal income tax purposes. As a result, a U.S. Holder may need to include the entire amount of any such distribution in income as a dividend.
A distribution on a common share that is treated as a dividend generally will constitute income from sources outside the United States and generally will be categorized for U.S. foreign tax credit purposes as “passive category income” or, in the case of some U.S. Holders, as “general category income.” Such dividend will not be eligible for the “dividends received” deduction generally allowed to corporate shareholders with respect to dividends received from U.S. corporations.
A distribution on a common share treated as a dividend that is received by an individual (or certain other non-corporate U.S. Holders) either from a “qualified foreign corporation” or in respect of stock of a non-U.S. corporation that is readily tradable on an established securities market in the United States generally qualifies for preferential rates of tax so long as (i) the distributing corporation is not a passive foreign investment company (as described below under “―Passive Foreign Investment Company Considerations”) during the taxable year in which the distribution is made or the preceding taxable year and (ii) certain holding period and other requirements are met. Dividends paid on a common share should qualify for the preferential rates of tax if Everest Group is treated as a qualified foreign corporation and the conditions in clauses (i) and (ii) above are met. A non-U.S. corporation generally will be considered to be a qualified foreign corporation if it is eligible for the benefits of a comprehensive income tax treaty with the United States that the U.S. Treasury determines is satisfactory for purposes of this provision and that includes an exchange of information program. U.S. Treasury has determined that the U.S.-Bermuda treaty is not a comprehensive income tax treaty. Although Everest Group will not be treated as a qualified foreign corporation by reason of an income tax treaty, our common shares are traded on the NYSE and, as a result, are expected to be treated as readily tradable on an established securities market in the United States. Accordingly dividends received by a U.S. Holder with respect to our common shares that are so readily traded would be treated as though paid by qualified foreign corporation for purposes of these preferential rates of tax. Special rules apply with respect to dividends qualifying for the preferential rates for purposes of determining the recipient’s investment income (which may limit deductions for investment interest) and foreign income (which may affect the amount of U.S. foreign tax credit) and to certain extraordinary dividends. Each U.S. Holder that is a non-corporate taxpayer should consult its own tax advisor regarding the possible applicability of the preferential rates of tax and the related restrictions and special rules.
Sale, Exchange or Other Disposition of the Common Shares
Subject to the discussion in the following paragraph, a U.S. Holder generally will recognize gain or loss for U.S. federal income tax purposes upon the sale, exchange or other disposition of a common share in an amount equal to the difference, if any, between the amount realized on the sale, exchange or other disposition and such U.S. Holder’s adjusted tax basis in such common share. Any gain or loss so recognized generally will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder has held such common share for more than one year at the time of such sale, exchange or other disposition. Net long-term capital gain of certain non-corporate U.S. Holders generally is subject to preferential rates of tax. The deductibility of capital losses is subject to limitations. Such gain or loss generally will be from sources within the United States.
If 25% or more (by vote or value) of the shares of any non-U.S. corporation that would be taxed as an insurance company if it were a U.S. corporation are, directly or constructively, owned by U.S. Shareholders, as defined below under “―Related Person Insurance Income,” some or all of the gain recognized by a U.S. Shareholder on the disposition of shares in such non-U.S. corporation may be treated as dividend income, rather than capital gain. The current U.S. Treasury regulations do not specifically address whether or how these dividend income treatment rules would apply to dispositions of shares in a non-U.S. corporation that does not directly engage in the insurance business but owns a non-U.S. subsidiary that would be taxed as an insurance company if such subsidiary were a U.S. corporation. Although Everest Group is not engaged in the insurance business, it owns non-U.S. subsidiaries that are engaged in the insurance business. There can be no assurance that, if 25% or more (by vote or value) of Everest Group’s common shares are directly or constructively owned by U.S. Shareholders, the IRS will not interpret these rules, or that the U.S. Treasury regulations will not be amended, to apply this dividend income treatment to a disposition of the common shares on account of Everest Group’s ownership of such non-U.S. subsidiaries. Each

U.S. Holder should consult its own tax advisor regarding the tax consequences of a sale, exchange or other disposition of the common shares.
Passive Foreign Investment Company Considerations
Everest Group believes that it was not in 2022, and it does not currently expect to become, a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes. However, because this determination is made annually at the end of each taxable year and is dependent upon a number of factors, some of which are beyond Everest Group’s control, such as the value of its assets (including goodwill) and the amount and type of its income, there can be no assurance that Everest Group will not be a PFIC in any taxable year or that the U.S. Internal Revenue Service (the “IRS”) will agree with Everest Group’s conclusion regarding its PFIC status in any taxable year. If Everest Group is a PFIC in any taxable year, U.S. Holders could suffer adverse consequences as discussed below.
In general, a corporation organized outside the United States will be treated as a PFIC in any taxable year in which either (i) at least 75% of its gross income is “passive income” or (ii) on average at least 50% of the value of its assets is attributable to assets that produce passive income or are held for the production of passive income. In determining whether a non-U.S. corporation is a PFIC, a proportionate share of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest (by value) generally is taken into account. Passive income for this purpose generally includes, among other things, dividends, interest, royalties, rents, and net gains from commodities transactions and from the sale or exchange of property that gives rise to passive income but does not include income derived in the active conduct of an insurance business by a qualifying insurance corporation (the insurance company exception). The insurance company exception is intended to ensure that a bona fide insurance company’s income is not treated as passive income, except to the extent such income is attributable to financial reserves in excess of the reasonable needs of the insurance business. However, there is very little authority currently in effect as to what constitutes the active conduct of an insurance business for purposes of the PFIC rules.
The insurance company exception applies to a company only if (i) the company would be taxed as an insurance company were it a U.S. corporation and (ii) either (A) loss and loss adjustment expenses and certain reserves constitute more than 25% of the company’s gross assets for the relevant year (the applicable insurance liabilities test) or (B) a specified exception applies.
Under proposed IRS regulations, investment income will not qualify for the insurance company exception if the expenses (including compensation) paid by a non-U.S. insurer for services of its own officers and employees with respect to core functions (other than investment activities) are not at least 50% of the total expenses for all services with respect to core functions (other than investment activities). Alternatively, a non-U.S. insurer may qualify if based on all facts and circumstances its officers and employees perform the core functions of the business. Treasury regulations also provide additional rules regarding the insurance company exception and the applicable insurance liabilities test, including rules governing the manner in which the assets and liabilities of subsidiary entities are taken into account. The proposed regulations will be effective if issued in final form.
We believe that our financial reserves are consistent with industry standards and are not in excess of the reasonable needs of our insurance business, that we are actively engaged in insurance activities that involve sufficient transfer of risk, that our employees and officers provide substantial managerial and operational services and that under current law we will have a sufficient proportion of qualifying insurance liabilities. However, we cannot assure you the IRS will agree with our position and will not successfully assert that we do not qualify for the insurance company exception. Moreover, our expectation with respect to any taxable year is based on the amount of risk that we expect to underwrite and the amount of insurance-related liabilities we expect to incur during that year. If we are unable to underwrite a sufficient amount of risk or have sufficient insurance-related liabilities for any taxable year, Everest Group might be treated as a PFIC. Furthermore, in certain circumstances, we may seek to manage the volatility of our reinsurance results by writing policies that contain certain contractual terms and conditions (such as loss ratio caps), which may cause the IRS to assert that such policies lack sufficient risk transfer to constitute insurance for United States federal income tax purposes, increasing the risk that Everest Group may be treated as a PFIC.

If Everest Group is a PFIC in any taxable year during which a U.S. Holder owns a common share, such U.S. Holder could be liable for additional taxes and interest charges upon certain distributions by Everest Group or upon a sale, exchange or other disposition of a common share at a gain, whether or not Everest Group continues to be a PFIC. The tax would be determined by allocating such distributions or gain ratably to each day of such U.S. Holder’s holding period. The amount allocated to the current taxable year and any holding period of such U.S. Holder prior to the first taxable year in which Everest Group is a PFIC would be taxed as ordinary income (rather than capital gain) earned in the current taxable year. The amount allocated to other taxable years would be taxed at the highest marginal rates applicable to ordinary income for each such taxable year, and an interest charge would also be imposed on the amount of taxes so derived for each such taxable year. In addition, a person who acquires a common share from a deceased U.S. Holder who held such common share in a taxable year in which Everest Group was a PFIC generally would be denied the step-up of the tax basis in such common share for U.S. federal income tax purposes to the fair market value of such common share at the date of such deceased U.S. Holder’s death. Instead, such person would have a tax basis in such common share equal to the lower of such fair market value or such deceased U.S. Holder’s tax basis in such common share.
The tax consequences that would apply if Everest Group were a PFIC would be different from those described above if a “mark-to-market” election were available and a U.S. Holder validly made such an election as of the beginning of such U.S. Holder’s holding period. If such election were made, (i) such U.S. Holder generally would be required to take into account the difference, if any, between the fair market value of, and its adjusted tax basis in, a common share at the end of each taxable year in which Everest Group was a PFIC as ordinary income or, to the extent of any net mark-to-market gains previously included in income, ordinary loss, and to make corresponding adjustments to the tax basis in such common share and (ii) any gain from a sale, exchange or other disposition of such common share in a taxable year in which Everest Group was a PFIC would be treated as ordinary income, and any loss from such sale, exchange or other disposition would be treated first as ordinary loss (to the extent of any net mark-to-market gains previously included in income) and thereafter as capital loss. A mark-to-market election would be available to a U.S. Holder only if the common share is considered “marketable stock.” Generally, stock is considered marketable stock if it is “regularly traded” on a “qualified exchange” within the meaning of the applicable U.S. Treasury regulations. A class of stock is regularly traded during any calendar year during which such class of stock is traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. A non-U.S. securities exchange constitutes a qualified exchange if it is regulated or supervised by a governmental authority of the country in which the securities exchange is located and meets certain trading, listing, financial disclosure and other requirements set forth in U.S. Treasury Regulations.
The tax consequences that would apply if Everest Group were a PFIC would also be different from those described above if a U.S. Holder were eligible for and timely made a valid “qualified electing fund” (“QEF”) election. If a QEF election were made, such U.S. Holder generally would be required to include in income on a current basis its pro rata share of Everest Group’s ordinary income and net capital gains in each taxable year in which Everest Group is a PFIC. In order for a U.S. Holder to be able to make a QEF election, however, Everest Group would be required to provide such U.S. Holder with certain information. As Everest Group does not expect to provide U.S. Holders with the required information, prospective investors should assume that a QEF election would not be available.
If Everest Group is a PFIC in any taxable year during which a U.S. Holder owns a common share, such U.S. Holder (i) may also suffer adverse tax consequences under the PFIC rules described above with respect to any other PFIC in which Everest Group has a direct or indirect equity interest and (ii) generally will be required to file annually a statement setting forth certain information with its U.S. federal income tax returns.
Prospective investors should consult their own tax advisors regarding the U.S. federal income tax consequences of an investment in a PFIC, including the potential extension of the period of limitations on assessment and collection of U.S. federal income taxes arising from a failure to file the statement described in the preceding paragraph.

Controlled Foreign Corporation
Each “United States 10% Shareholder” (as defined below) that owns, directly or indirectly through foreign entities, shares of a foreign corporation that is a “controlled foreign corporation” (“CFC”) during any taxable year is required to include in its gross income for U.S. federal income tax purposes as ordinary income its pro rata share of the CFC’s “subpart F income” (as defined below) and global intangible low- taxed income (“GILTI”) for such year, even if no distributions are made. A United States 10% Shareholder is a United States person who owns (directly, indirectly through foreign entities or constructively) 10% or more of the total combined voting power or the value of all classes of stock of a foreign corporation.
Subpart F income generally includes passive investment income, such as interest, dividends, and certain rent and royalties, and certain insurance income, including underwriting and investment income that is attributable to the issuing or reinsuring of any insurance or annuity contract, and that, absent an exception, generally would be taxed under the insurance company provisions of the Code if such income were the income of a U.S. insurance company.
Everest Group expects that substantially all of its income will be subpart F income and therefore the Subpart F income rules, rather than the GILTI rules, generally will apply. Subpart F income inclusion generally is applicable to United States 10% Shareholders that have a direct or indirect ownership interest in a CFC on the last day of the taxable year of the CFC. The subpart F income inclusion is required even if the subpart F income is not distributed. In addition, United States 10% Shareholders of a CFC may be deemed to receive taxable distributions to the extent the CFC increases the amount of its earnings that are invested in certain specified types of United States property.
In general, a foreign corporation is treated as a CFC only if its United States 10% Shareholders collectively own more than 50% of the total combined voting power or total value of the corporation’s stock at any time during the relevant taxable year. However, for purposes of taking into account subpart F insurance income, a foreign corporation generally will be treated as a CFC only if more than 25% of the total combined voting power or total value of its stock is owned by United States 10% Shareholders at any time during the relevant taxable year. Everest Group presently does not expect to be treated as a CFC because it does not expect to have United States 10% Shareholders, however there can be no assurance that this will be the case. Moreover, certain subsidiaries of Everest Group are expected to be treated as CFCs because of the operation of current stock attribution rules. Accordingly, a United States 10% Shareholder of Everest Group may be subject to inclusions of Subpart F income even if Everest Group itself is not treated as a CFC.
If Everest Group is a CFC, the rules relating to PFICs generally would not apply to a U.S. holder that is a United States 10% Shareholder. However, certain subpart F income may be taxable at higher rates than if such income were taxable income of a PFIC with respect to which a valid QEF election has been made.
Potential U.S. Holders are strongly urged to consult their own tax advisors to determine whether their ownership of the common shares will cause them to become a United States 10% Shareholder and the impact of such a classification.
Related Person Insurance Income
Certain adverse U.S. federal income and tax reporting rules may apply to a U.S. person who, directly or indirectly, owns stock of a non-U.S. corporation (any such U.S. person, a “U.S. Shareholder”) that earns “related person insurance income” (“RPII”) if 25% or more (by vote or value) of the shares of the non-U.S. corporation are, directly or constructively, owned by U.S. Shareholders. RPII generally includes insurance income derived by a non-U.S. corporation that would be taxed as an insurance company if it were a U.S. corporation from insurance (or reinsurance) with respect to which the person, directly or indirectly, insured is a U.S. Shareholder or is related to a U.S. Shareholder. However, the foregoing rules generally do not apply to a U.S. Shareholder if (i) less than 20% (by vote and value) of the shares of the non-U.S. corporation are, directly or indirectly, owned by persons insured by any insurance or reinsurance policy issued by the non-U.S. corporation or by persons who are related to any such insured person or (ii) less than 20% of the non-U.S. corporation’s insurance income is RPII.
Currently, Everest Group owns subsidiaries that are in the insurance business. Everest Group believes that, based on the current direct or constructive ownership and income of such insurance subsidiaries, it is unlikely that the RPII rules described above will apply. However, because this determination is made annually and is dependent upon a number of factors, some of which are beyond Everest Group’s control, including the ownership of its common shares and the amount of RPII, there can be no assurance that the RPII rules described above will not apply in the future to income earned by Everest Group’s insurance subsidiaries or that the IRS will agree with Everest Group’s conclusion regarding the application of such rules. If the RPII rules described above apply to income earned by any of Everest Group’s insurance subsidiaries, a U.S. Holder will be required to (x) include in taxable income each taxable year its pro rata share of any RPII earned by such insurance subsidiary for the taxable year, regardless of whether such U.S. Holder receives any distribution with respect to such income, and (y) file IRS Form 5471, disclosing certain information regarding its direct or indirect ownership of such insurance subsidiary. U.S. Holders that are tax-exempt entities generally would be required to treat any amount includible in income as a result of the application of the RPII rules described above as unrelated business taxable income.
Each U.S. Holder should consult its own tax advisor regarding the applicability of the RPII rules to an investment in common shares.
Medicare Taxes
In addition to regular U.S. federal income tax, certain U.S. Holders that are individuals, estates or trusts are subject to a 3.8% tax on all or a portion of their “net investment income,” which may include all or a portion of their income arising from a distribution with respect to a common share and net gain from the sale, exchange or other disposition of a common share.
Information Reporting and Backup Withholding
Under certain circumstances, information reporting and/or backup withholding may apply to U.S. Holders with respect to payments made on or proceeds from the sale, exchange or other disposition of a common share, unless an applicable exemption is satisfied. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability if the required information is furnished by the U.S. Holder on a timely basis to the IRS.
Reportable Transactions
A U.S. Holder that participates in any “reportable transaction” (as defined in U.S. Treasury regulations) must attach to its U.S. federal income tax return a disclosure statement on IRS Form 8886. U.S. Holders should consult their own tax advisors as to the possible obligation to file IRS Form 8886 with respect to the sale, exchange or other disposition of any non-U.S. currency received as a distribution on a common share or as proceeds from the sale, exchange or other disposition of a common share.
Disclosure Requirements for Specified Foreign Financial Assets
Individual U.S. Holders (and certain U.S. entities specified in U.S. Treasury regulations) who, during any taxable year, hold any interest in any “specified foreign financial asset” generally will be required to file with their U.S. federal income tax returns certain information on IRS Form 8938 if the aggregate value of all such assets exceeds certain specified amounts. "Specified foreign financial asset" generally includes any financial account maintained with a non-U.S. financial institution and may also include a common share if it is not held in an account maintained with a financial institution. Substantial penalties may be imposed, and the period of limitations on assessment and collection of U.S. federal income taxes may be extended, in the event of a failure to comply. U.S. Holders should consult their own tax advisors as to the possible application to them of this filing requirement.
FATCA
Under the Foreign Account Tax Compliance Act provisions of the Code and related U.S. Treasury guidance (“FATCA”), a withholding tax of 30% will be imposed in certain circumstances on (i) payments of certain U.S. source income, including interest and dividends (“withholdable payments”) and (ii) payments that are “attributable” to withholdable payments (“foreign passthru payments”) made by “foreign financial institutions” (such as banks, brokers, investment funds or certain holding companies). It is uncertain at present when payments will be treated as “attributable” to withholdable payments.
It is possible that, in order to comply with FATCA, Everest Group (or if a common share is held through a financial institution, such financial institution) may be required, pursuant to an “FFI Agreement” with the United States or under applicable law (including pursuant to the terms of any applicable intergovernmental agreement relating to FATCA entered into between the United States and another jurisdiction (an “IGA”)) to request certain information from the holders or beneficial owners of the common share, which information may be provided to the IRS. Each shareholder and beneficial owner of a common share should consult its own tax advisor regarding the application of FATCA to a common share.
Bermuda.
The Bermuda Minister of Finance, under the Exempted Undertakings Tax Protection Act 1966 of Bermuda, as amended, has given Everest Group and each of its Bermuda incorporated subsidiaries an assurance that if any legislation is enacted in Bermuda that would impose tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of any such tax will not be applicable to any such entity or any of its operations, shares, debentures or other obligations until March 31, 2035, except insofar as such tax applies to persons ordinarily resident in Bermuda or to any taxes payable by it in respect of real property owned or leased by it in Bermuda.

UNDERWRITING
The Company and the underwriters named below have entered into an underwriting agreement with respect to the common shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Citigroup Global Markets Inc. and Goldman Sachs & Co. LLC are the representatives of the underwriters.

Underwriters	Number of Shares
Citigroup Global Markets Inc.	1,356,000
Goldman Sachs & Co. LLC	1,356,000
Barclays Capital Inc.	180,000
Wells Fargo Securities, LLC	180,000
Academy Securities, Inc.	96,000
Nordea Bank Abp	96,000
Raymond James & Associates, Inc.	96,000
HSBC Securities (USA) Inc.	72,000
KKR Capital Markets LLC	72,000
BNY Mellon Capital Markets, LLC	24,000
Commerz Markets LLC	24,000
Dowling & Partners Securities, LLC	24,000
Keefe, Bruyette & Woods, Inc.	24,000
Total	3,600,000
The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.
The underwriters have an option to buy up to an additional 540,000 shares from the Company. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.
The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by the Company. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 540,000 additional shares.
Paid by the Company

	No Exercise	Full Exercise
Per Share	$10.80	$10.80
Total	$38,880,000	$44,712,000
Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $2.70 per share from the initial public offering price. After the initial offering of the shares, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.
We and our executive officers and directors have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of our common shares or securities convertible into or exchangeable for common shares during the period from the date of this prospectus supplement continuing through the date 45 days after the date of this prospectus supplement, except with the prior written consent of the representatives and subject to certain exceptions. This agreement does not apply to any existing employee benefit plans.
In connection with the offering, the underwriters may purchase and sell common shares in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common shares made by the underwriters in the open market prior to the completion of the offering.
The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.
Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the Company’s common shares, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common shares. As a result, the price of the common shares may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.
The Company estimates that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $1 million.
The Company has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.
Certain Relationships
The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates for which they received or may in the future receive customary fees and expenses. In particular, affiliates of certain of the underwriters act as agents and/or lenders under our credit agreement.
In the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the common shares offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the common shares offered hereby. The underwriters and certain of their affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Nordea Bank Abp is not registered as a U.S. broker-dealer and consequently will not effect any offers or sales of any securities in the United States or otherwise engage in securities activities in the United States in connection herewith unless intermediated by Nordea Securities LLC, an affiliated U.S. registered broker-dealer; Nordea Bank Abp’s activities in the United States in connection herewith will be effected only to the extend permitted by Rule15a-6 under the Exchange Act.
Selling Restrictions
European Economic Area
In relation to each EEA Member State (each a “Relevant Member State”), no common shares (the “Shares”) have been offered or will be offered pursuant to the offering to the public in that Relevant Member State prior to the publication of a prospectus in relation to the common shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Regulation, except that the common shares may be offered to the public in that Relevant Member State at any time:
a)to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;
b)to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation) subject to obtaining the prior consent of the Joint Global Coordinators for any such offer; or
c)in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of the common shares shall require the Company or any bank to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.
For the purposes of this provision, the expression an “offer to the public” in relation to the common shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Shares to be offered so as to enable an investor to decide to purchase any Shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
Each person in a Relevant Member State who receives any communication in respect of, or who acquires any Shares under, this offering contemplated hereby will be deemed to have represented, warranted and agreed to and with each of the underwriters and their affiliates and the Company that:
a)it is a qualified investor within the meaning of the Prospectus Regulation; and
b)in the case of any Shares acquired by it as a financial intermediary, as that term is used in Article 5 of the Prospectus Regulation, (i) the common shares acquired by it in this offering have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than qualified investors, as that term is defined in the Prospectus Regulation, or have been acquired in other circumstances falling within the points (a) to (d) of Article 1(4) of the Prospectus Regulation and the prior consent of the joint bookrunning managers has been given to the offer or resale; or (ii) where the common shares have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those Shares to it is not treated under the Prospectus Regulation as having been made to such persons.

The Company, the underwriters and their affiliates, and others will rely upon the truth and accuracy of the foregoing representation, acknowledgement and agreement. Notwithstanding the above, a person who is not a qualified investor and who has notified the joint bookrunning managers of such fact in writing may, with the prior consent of the joint bookrunning managers, be permitted to acquire Shares in this offering.
United Kingdom
This prospectus supplement and the accompanying prospectus and any other material in relation to the common shares (the “Shares”) described herein are only being distributed to, and is only directed at, and any investment or investment activity to which this prospectus supplement and the accompanying prospectus are available only to, and will be engaged in only with persons who are (i) persons having professional experience in matters relating to investments who fall within the definition of investment professionals in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (“FPO”); or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the FPO; (iii) outside the UK; or (iv) persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of any Shares may otherwise lawfully be communicated or caused to be communicated, (all such persons together being referred to as “Relevant Persons”). The common shares are only available in the UK to, and any invitation, offer or agreement to purchase or otherwise acquire the common shares will be engaged in only with, the Relevant Persons. This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person in the UK. Any person in the UK that is not a Relevant Person should not act or rely on this prospectus supplement and the accompanying prospectus or any of their contents.
No Shares have been offered or will be offered pursuant to this offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the common shares which has been approved by the Financial Conduct Authority, except that the common shares may be offered to the public in the United Kingdom at any time:
a)to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;
b)to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the Global Coordinators for any such offer; or
c)in any other circumstances falling within Section 86 of the FSMA.
provided that no such offer of the common shares shall require the Company and/or any underwriters or any of their affiliates to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation. For the purposes of this provision, the expression an “offer to the public” in relation to the common shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any Shares to be offered so as to enable an investor to decide to purchase or subscribe for any Shares and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.
Each person in the UK who acquires any Shares in this offering or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the Company, the underwriters and their affiliates that it meets the criteria outlined in this section.
Canada
The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption form, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this offering memorandum (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Hong Kong
The common shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the common shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.
Singapore
This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the common shares may not be circulated or distributed, nor may the common shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.
Where the common shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)), the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”)
Where the common shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the common shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.
Japan
The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

LEGAL MATTERS
The validity of the common shares offered by us hereby will be passed upon for us by Conyers Dill & Pearman Limited, Hamilton, Bermuda. Certain legal matters relating to this offering will be passed upon for us by Debevoise & Plimpton LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.
EXPERTS
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus Supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2022 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the Commission a registration statement on Form S-3 under the Securities Act relating to our common shares. This prospectus supplement and the accompanying prospectus are a part of the registration statement, but the registration statement also contains additional information and exhibits.
Everest Group is subject to the informational requirements of the Exchange Act. Accordingly, Everest Group files annual, quarterly and current reports, proxy statements and other reports with the Commission.
The Commission allows us to “incorporate by reference” the information set forth in certain documents we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus. Any statement contained in a document which is incorporated by reference in this prospectus supplement and the accompanying prospectus is automatically updated and superseded if information contained in this prospectus supplement and the accompanying prospectus, or information that we later file with the Commission, modifies or replaces this information. All documents subsequently filed by Everest Group pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus supplement and the accompanying prospectus (other than portions of these documents that are furnished under applicable Commission rules rather than filed and exhibits furnished in connection with such items). In addition, we incorporate by reference the following documents filed prior to the date of this prospectus supplement (other than portions of these documents that are furnished under applicable Commission rules rather than filed and exhibits furnished in connection with such items):
•Everest Group’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Commission on February 24, 2023;
•Everest Group’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2023, filed with the Commission on May 4, 2023;
•Everest Group’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 14, 2023 (solely to the extent incorporated by reference into Part III of Everest Group’s Annual Report on Form 10-K for the year ended December 31, 2022);
•Everest Group’s Current Report on Form 8-K filed with the Commission on March 27, 2023; and
•the description of the common shares included in Everest Group’s Registration Statement on Form 8-A, dated March 8, 2000, filed under Section 12 of the Exchange Act, and any amendment or report filed with the SEC for purpose of updating such description.
In no event, however, will any of the information that we furnish under Item 2.02 or Item 7.01 of any Current Report on Form 8-K that we may file from time to time with the Commission be incorporated by reference into, or otherwise be included in, this prospectus supplement or the accompanying prospectus.

To receive a free copy of any of the documents incorporated by reference in this prospectus supplement and the accompanying prospectus (other than exhibits), call or write us at the following address: Everest Re Group, Ltd., Attn: General Counsel, Seon Place - 4th floor, 141 Front Street, P.O. Box HM 845, Hamilton, HM 19, Bermuda, telephone (441) 295-0006. Our filings with the Commission are also available from the Commission’s Web Site at http://www.sec.gov.
The Company’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, proxy statements and amendments to those reports are available free of charge through the Company’s website at http://www.everestre.com as soon as reasonably practicable after such reports are electronically filed with the Commission. The information on our website is not incorporated by reference in this prospectus supplement or the accompanying prospectus.

PROSPECTUS
EVEREST RE GROUP, LTD.
Common Shares, Preferred Shares, Debt Securities,
Warrants to Purchase Common or Preferred Shares or Debt Securities,
Share Purchase Contracts and Share Purchase Units
EVEREST REINSURANCE HOLDINGS, INC.
Debt Securities
EVEREST RE CAPITAL TRUST III
Preferred Securities

We may offer and sell from time to time securities in one or more offerings. This prospectus provides you with a general description of the securities we may offer.
Everest Group may offer and sell the following securities:
•common shares;
•preferred shares;
•senior or subordinated debt securities, which may be convertible into common or preferred shares;
•warrants to purchase common shares, preferred shares or debt securities; and
•share purchase contracts and share purchase units.
Everest Holdings may offer and sell senior or subordinated debt securities, which may be convertible into Everest Group common or preferred shares and which may be guaranteed by Everest Group.
Everest Capital Trust may offer and sell investment grade preferred securities, which will be guaranteed by Everest Holdings and which may be guaranteed by Everest Group.
Each time that securities are sold using this prospectus, we will provide a supplement to this prospectus that contains specific information about the offering. The supplement may also add to or update information contained in this prospectus. You should read this prospectus and the supplement carefully before you invest.
The securities may be offered and sold to or through one or more underwriters, dealers or agents or directly to purchasers on a continuous or delayed basis. The supplements to this prospectus will provide the specific terms of the plan of distribution.
The securities offered by this prospectus involve a high degree of risk. See “Risk Factors” contained in any applicable prospectus supplement or other document filed with the SEC that is incorporated by reference in this prospectus for a discussion of certain factors that you should consider before buying the securities.
Everest Group’s common shares are listed on the New York Stock Exchange under the symbol “RE.” If we decide to list any other of these securities on a national securities exchange upon issuance, the applicable supplement to this prospectus will identify the exchange and the date when we expect trading to begin.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is September 16, 2021.

ABOUT THIS PROSPECTUS
You should rely only on the information contained or incorporated by reference in this prospectus. “Incorporated by reference” means that we can disclose important information to you by referring you to another document filed separately with the SEC. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making, nor will we make, an offer to sell securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any supplement to this prospectus is current only as of the dates on their covers.
Unless the context otherwise requires, references in this prospectus to “we,” “us” and “our” refer to Everest Re Group, Ltd. and its subsidiaries, collectively. References to “Everest Group” refer to Everest Re Group, Ltd. References to “Everest Holdings” refer to Everest Reinsurance Holdings, Inc. References to “Everest Bermuda” refer to Everest Reinsurance (Bermuda), Ltd. References to “Everest Capital Trust” refer to Everest Re Capital Trust III. References to the “common shares” refer to Everest Group’s common shares, par value $0.01 per share. References to “$” are to United States currency, and the terms “United States” and “U.S.” mean the United States of America, its states, its territories, its possessions and all areas subject to its jurisdiction.
IF SECURITIES OFFERED HEREBY ARE SOLD BY MEANS OF A FIRM COMMITMENT UNDERWRITING, CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SECURITIES, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN THE SECURITIES AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERING MADE HEREBY.
Pursuant to the Companies Act 1981 of Bermuda, there is no requirement to file this prospectus or any prospectus supplement made pursuant hereto with the Registrar of Companies in Bermuda. Neither the Bermuda Monetary Authority, the Registrar of Companies nor any other relevant Bermuda authority or government body accept any responsibility for the financial soundness of any proposal or for the correctness of any of the statements made or opinions expressed herein.
Any person who, directly or indirectly, becomes a holder of at least 10 percent, 20 percent, 33 percent, or 50 percent of the common shares must notify the Bermuda Monetary Authority in writing within 45 days of becoming such a holder. In addition, any person who, directly or indirectly, has reduced or disposed of the voting rights of the common shares so that they will have reached or fallen below 10 percent, 20 percent, 33 percent, or 50 percent of the common shares must notify the Bermuda Monetary Authority in writing within 45 days after such disposal.
For so long as Everest Group has as a subsidiary an insurer registered under the Insurance Act 1978 (as amended) of Bermuda, the Bermuda Monetary Authority may at any time, by written notice, object to a person holding 10 percent or more of Everest Group’s common shares if it appears to the Bermuda Monetary Authority that the person is not or is no longer fit and proper to be such a holder. In such a case, the Bermuda Monetary Authority may require the shareholder to reduce its holding of common shares of Everest Group and direct, among other things, that such shareholder’s voting rights attaching to the common shares shall not be exercisable. A person who does not comply with such a notice or direction from the Bermuda Monetary Authority will be guilty of an offence.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the information incorporated by reference in this prospectus may contain forward-looking statements within the meaning of the U.S. federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the federal securities laws. In some cases, these statements can be identified by the use of forward-looking words such as “may,” “will,” “should,” “could,” “anticipate,” “estimate,” “expect,” “plan,” “believe,” “predict,” “potential” and “intend.” You should be aware that these statements and any other forward-looking statements in these documents only reflect our expectations and are not guarantees of performance. These statements involve risks, uncertainties and assumptions. Actual events or results may differ materially from our expectations. Important factors that could cause our actual results to be materially different from our expectations include those discussed under the heading “Risk Factors” contained in any applicable prospectus supplement or other document filed with the SEC that is incorporated by reference in this prospectus. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

EVEREST RE GROUP, LTD.
Our principal business, conducted through our operating subsidiaries, is the underwriting of reinsurance and insurance in the United States, Bermuda and international markets. Reinsurance is a form of insurance purchased by an insurance company to indemnify it for all or part of the loss that it may sustain under insurance contracts it has written. Insurance companies purchasing reinsurance are often referred to as ceding companies or reinsureds.
We underwrite reinsurance both through brokers and directly with ceding companies, giving us the flexibility to pursue business regardless of the ceding company’s preferred reinsurance purchasing method. Everest Group’s active operating subsidiaries are each rated A+ (“Superior”) by A.M. Best Company, an independent insurance industry rating organization that rates insurance companies on factors of concern to policyholders.
The address of our principal executive offices is Seon Place - 4th floor, 141 Front Street, P. O. Box HM 845, Hamilton, HM 19, Bermuda, and our telephone number is (441) 295-0006.
Our significant operating subsidiaries are the following:
Everest Reinsurance Company, a Delaware insurance company, underwrites property and casualty reinsurance for insurance and reinsurance companies in the United States and international markets.
Everest Bermuda, a Bermuda insurance company, writes property and casualty business and life and annuity business through its office in Bermuda and a branch in the United Kingdom.
Everest National Insurance Company, a Delaware insurance company, writes property and casualty insurance in the United States.
Everest Indemnity Insurance Company, a Delaware insurance company, engages in the excess and surplus lines insurance business in the United States. Excess and surplus lines insurance is specialty property and liability coverage that an insurer not licensed to write insurance in a particular state is permitted to provide when the specific specialty coverage is unavailable from licensed insurers.
Everest Security Insurance Company, a Georgia insurance company, writes property and casualty insurance primarily in Georgia and Alabama.
Everest Denali Insurance Company, a Delaware insurance company, is licensed to write property and casualty reinsurance.
Everest Premier Insurance Company, a Delaware insurance company is licensed to write property and casualty reinsurance.
Everest International Reinsurance, Ltd., a Bermuda Insurance company, writes property and casualty business.
Everest Reinsurance Company (Ireland), dac, an Ireland reinsurance company, writes non-life reinsurance, both directly and through brokers, for the London and European markets.
Everest Insurance (Ireland) dac, an Ireland insurance company, writes insurance for the European markets.
Everest Insurance Company of Canada, a Canadian insurance company, writes property and casualty insurance in all Canadian provinces.
Everest International Assurance, Ltd., a Bermuda insurance company has made a one-time election under section 953(d) of the U.S. Internal Revenue Code to be a U.S. income tax paying “Controlled Foreign Corporation.” By making this election, Everest International Assurance is licensed to write life reinsurance and casualty reinsurance in both Bermuda and the U.S.
Mt. Logan Re, Ltd., a Bermuda insurance company and a direct subsidiary of Everest Group, is registered as a Bermuda segregated accounts company effective February 27, 2013 under The Segregated Accounts Companies Act

2000 and 100% of the voting common shares are owned by Group. Separate segregated accounts for Mt. Logan Re began being established effective July 1, 2013 and non-voting, redeemable preferred shares have been issued to capitalize its segregated accounts. Each segregated account invests predominately in a diversified set of catastrophe exposures, diversified by risk/peril and across different geographic regions globally.

EVEREST REINSURANCE HOLDINGS, INC.
Everest Holdings was established in 1993 in Delaware to serve as the parent holding company of Everest Reinsurance Company. Until October 6, 1995, Everest Holdings was an indirect, wholly-owned subsidiary of The Prudential Insurance Company of America. On October 6, 1995, The Prudential Insurance Company of America sold its entire interest in Everest Holdings’ shares of common stock in an initial public offering. Effective February 24, 2000, Everest Holdings completed a restructuring whereby Everest Holdings became a wholly-owned subsidiary of Everest Group, and each outstanding share of common stock of Everest Holdings automatically converted into one common share of Everest Group. Effective December 30, 2008, Everest Holdings became a wholly owned subsidiary of Everest Underwriting Group (Ireland) Limited (“Holdings Ireland”), via a capital contribution of all of the outstanding stock of Everest Holdings from Everest Group to Holdings Ireland. Holdings Ireland is a direct subsidiary of Everest Group.
Everest Holdings’ principal executive offices are located at 100 Everest Way, Warren, New Jersey 07059, and its telephone number is (908) 604-3000.

EVEREST RE CAPITAL TRUST III
Everest Holdings created Everest Capital Trust as a Delaware statutory trust pursuant to its trust agreement. Everest Holdings will enter into an amended and restated trust agreement, referred to in this prospectus as the trust agreement, for Everest Capital Trust, which will state the terms and conditions for Everest Capital Trust to issue and sell preferred securities and common securities.
Everest Capital Trust exists solely to:
•issue and sell investment grade preferred securities, representing undivided beneficial interests in the assets of the trust, to the public;
•issue and sell its common securities, representing undivided beneficial interests in the assets of the trust, to Everest Holdings;
•use the proceeds from the sale of its preferred and common securities to purchase a series of Everest Holdings’ junior subordinated debt securities;
•distribute the cash payments it receives from the junior subordinated notes it owns to the holders of the preferred and common securities; and
•engage in other activities that are necessary or incidental to these purposes.
Everest Holdings will purchase all of the common securities of Everest Capital Trust. The common securities will represent an aggregate liquidation amount equal to at least 3% of the trust’s total capitalization. The preferred securities will represent the remaining 97% of the trust’s total capitalization. The common securities will have terms substantially identical to, and will rank equal in priority of payment with, the preferred securities. However, if Everest Holdings defaults on the related junior subordinated debt securities, then cash distributions and liquidation, redemption and other amounts payable on the common securities will be subordinate in priority of payment to these amounts payable on the preferred securities.
The preferred securities will be guaranteed by Everest Holdings and may be guaranteed by Everest Group as described under the heading “Description of the Trust Preferred Securities Guarantees” on page 25 of this prospectus. Everest Capital Trust is a legally separate entity, and its assets are not available to satisfy the obligations of any other capital trust created by Everest Holdings.
Everest Holdings has appointed five trustees to conduct the business and affairs of Everest Capital Trust:
•The Bank of New York Mellon, as successor in interest to JPMorgan Chase Bank, N.A., as property trustee;
•BNY Mellon Trust of Delaware, as Delaware trustee; and
•three officers of Everest Holdings, as administrative trustees.
Except under specified limited circumstances, only Everest Holdings can remove or replace the trustees.
Everest Holdings will pay all fees and expenses related to Everest Capital Trust and the offering of the preferred securities and will pay all ongoing costs and expenses of Everest Capital Trust, except Everest Capital Trust’s obligations under its preferred and common securities.
Everest Capital Trust does not have separate financial statements. The statements would not be material to holders of the preferred securities because Everest Capital Trust does not have any independent operations and exists solely for the reasons described above. During any financial reporting periods when Everest Capital Trust has preferred securities outstanding, each of Everest Holdings and Everest Group will include in a footnote to the financial statements the following disclosures:
•Everest Capital Trust is a 100% wholly-owned finance subsidiary of Everest Holdings;

•Everest Holdings considers that the mechanisms and obligations relating to the trust preferred securities, taken together, constitute a full and unconditional guarantee by Everest Holdings of Everest Capital Trust’s payment obligation with respect to the trust preferred securities; and
•there are regulatory and contractual restrictions on the ability of Everest Holdings’ operating subsidiaries to transfer funds to Everest Holdings in the form of cash dividends, loans or advances. The insurance laws of the State of Delaware, where Everest Holdings’ direct insurance subsidiaries are domiciled, require regulatory approval before those subsidiaries can pay dividends or make loans or advances to Everest Holdings that exceed specified statutory thresholds.
Everest Capital Trust’s principal executive office is located at 100 Everest Way, Warren, New Jersey 07059, and its telephone number is (908) 604-3000.

USE OF PROCEEDS
Unless the applicable prospectus supplement states otherwise, the net proceeds from the sale of the offered securities will be used for working capital and other general corporate purposes.

DESCRIPTION OF EVEREST GROUP’S SHARE CAPITAL
The following is a summary of the material provisions of the memorandum of association and bye-laws of Everest Group relating to the common shares and preferred shares. You should refer to the memorandum of association and bye-laws for additional information regarding the common shares and preferred shares. Copies of the memorandum of association and bye-laws are included as exhibits to the registration statement of which this prospectus is a part.
General
Everest Group’s authorized share capital consists of 200,000,000 common shares, par value $0.01 per share, of which 39,684,593 were issued and outstanding as of September 1, 2021, including 51,078 that were subject to stock options outstanding as of September 1, 2021 which are, or may become, exercisable into common shares; and 50,000,000 preferred shares, par value $0.01 per share, none of which are currently issued and outstanding. From time to time, Everest Group repurchases its common shares directly or through its subsidiaries.
Common Shares
Everest Group’s common shares are listed on the New York Stock Exchange under the symbol “RE.” The common shares currently issued and outstanding are fully paid and nonassessable within the meaning of applicable Bermuda law. Everest Group’s common shares offered by a prospectus supplement, upon issuance against full consideration, will be fully paid and nonassessable within the meaning of applicable Bermuda law.
Under Everest Group’s bye-laws, the holders of common shares have no redemption, conversion or sinking fund rights. In the event of Everest Group’s liquidation, dissolution or winding-up, the holders of common shares are entitled to share equally and ratably in the assets of Everest Group, if any, remaining after the payment of all of Everest Group’s debts and liabilities and the liquidation preference of any outstanding preferred shares. The holders of Everest Group’s common shares will receive such dividends, if any, as may be declared from time to time by Everest Group’s board of directors out of funds legally available for the payment of dividends.
The quorum required for a general meeting of Everest Group’s shareholders is two or more individuals present in person throughout the meeting and representing in person or by proxy more than 50% of the total number of issued and outstanding shares conferring the right to attend and vote at the meeting. Subject to the voting restrictions set forth below, holders of common shares are entitled to one vote per share on all matters submitted to a vote of holders of common shares and do not have any cumulative voting rights. Most matters to be approved by holders of common shares require approval by a simple majority of the votes cast at a meeting at which a quorum is present.
Our board of directors is currently elected annually. Shareholders may only remove a director for cause at a special meeting of shareholders at which the votes of not less than 50% of the shares entitled to vote are cast in favor of removal. This could make the removal of the incumbent directors of Everest Group more difficult and delay or prevent a change of control that a shareholder might consider in his or her best interest, including a takeover attempt that might result in a premium over the market price for the shares held by shareholders.
Limitation on Voting Rights. If and for as long as the aggregate number of controlled shares, as defined below, of any person exceeds 9.9% of the total voting power of all of the issued and outstanding share capital of Everest Group, each controlled share, regardless of the identity of the registered holder, will confer only a fraction of a vote as determined by the following formula:
(T-C)
(9.1 × C)
Where:
“T” is the aggregate number of votes conferred by all of the issued and outstanding share capital prior to the application of the formula with respect to any particular person, adjusted to take into account any prior reduction taken with respect to any other person as a result of a previous application of the formula.

“C” is the number of controlled shares attributable to the person; and
“Controlled shares” of any person refers to all shares of the issued and outstanding share capital owned by that person, whether directly, with respect to persons who are U.S. persons, by application of the attribution and constructive ownership rules of sections 958(a) and 958(b) or 544 and 554 of the U.S. Internal Revenue Code of 1986, or beneficially within the meaning of Section 13(d)(3) of the Exchange Act.
The formula will be applied successively, starting with the person to whom the largest number of controlled shares is attributable, as many times as may be necessary to ensure that the aggregate number of controlled shares of any person does not exceed 9.9% of the total voting power of all of the issued and outstanding share capital at any time.
The directors retain discretion to make final adjustments to the aggregate number of votes attaching to the shares of any shareholder that they consider fair and reasonable in all the circumstances to ensure that the aggregate number of controlled shares of any person does not exceed 9.9% of the total voting power of Everest Group.
Restrictions on Transfer. Everest Group’s bye-laws permit Everest Group’s board of directors to decline to register any transfer of common shares if it has reason to believe that the transfer would result in:
•any person that is not an investment company beneficially owning more than 5.0% of any class of the issued and outstanding share capital of Everest Group,
•any person holding controlled shares in excess of 9.9% of any class of the issued and outstanding share capital of Everest Group, or
•any adverse tax, regulatory or legal consequences to Everest Group, any of its subsidiaries or any of its shareholders.
If Everest Group’s board of directors refuses to register a transfer for any reason, we must notify the proposed transferor and transferee within 30 days of such refusal. Everest Group’s bye-laws also provide that Everest Group’s board of directors may suspend the registration of transfers at any time and for any period that it determines, provided that it may not suspend the registration of transfers for more than 45 days in any period of 365 consecutive days.
Everest Group has been advised by Conyers Dill & Pearman Limited, Everest Group’s special Bermuda counsel, that while the precise form of the restrictions on transfer contained in the bye-laws is untested, as a matter of general principle, restrictions on transfers are enforceable under Bermuda law and are not uncommon. A proposed transferee will be permitted to dispose of any common shares purchased that violate the restrictions and as to the transfer of which registration is refused. The transferor of those common shares will be deemed to own those common shares for dividend, voting and reporting purposes until a transfer of those common shares has been registered on the shareholder register of Everest Group.
Repurchase Rights. Everest Group’s bye-laws provide that if the board of directors has reason to believe that
•any person that is not an investment company beneficially owns more than 5.0% of any class of the issued and outstanding share capital of Everest Group,
•any person holds controlled shares in excess of 9.9% of any class of the issued and outstanding share capital of Everest Group, or
•share ownership by any person may result in adverse tax, regulatory or legal consequences to Everest Group, any of its subsidiaries or any other shareholder, then Everest Group will have the option, but not the obligation, subject to compliance with Bermuda law, to redeem or purchase all or any part of the common shares so held to the extent the board of directors determines it is necessary or advisable to avoid or cure any adverse or potential adverse consequences. The price to be paid for any common shares redeemed or purchased will be the fair market value of those shares, defined as the average of the high and low sale prices of the common shares on the New York Stock Exchange for the last 15 trading days immediately preceding the day on which Everest Group sends a notice of redemption or purchase to the shareholder.
The Board of Directors has indicated that it will apply these bye-law provisions in such manner that “passive institutional investors” will be treated similarly to investment companies. For this purpose, “passive institutional investors” include all persons who are eligible, pursuant to Rule 13d-1(b)(1) under the Exchange Act, to file a short-form statement on Schedule 13G, other than an insurance company or any parent holding company or control person of an insurance company.
The limitations on voting, restrictions on transfer and repurchase rights described above could have the effect of rendering more difficult or discouraging unsolicited takeover bids from third parties or the removal of incumbent directors of Everest Group.
Information Requirements. Everest Group’s bye-laws provide that the board of directors may require any shareholder or proposed transferee of shares to certify or otherwise provide to the board of directors complete and accurate information necessary for it to give effect to the limitations on voting, restrictions on transfer and repurchase rights described above. If any shareholder or proposed transferee fails to respond to that request in a timely fashion or if the board of directors has reason to believe that any certification or other information provided is inaccurate or incomplete, the board of directors may decline to approve any transfer to which that request relates or may determine to disregard for all purposes all votes attached to any common shares held by that shareholder.
Transfer Agent. The transfer agent and registrar for Everest Group’s common shares is Computershare Investor Services.
Preferred Shares
Subject to the Companies Act, the board of directors may establish one or more series of preferred shares having the number of shares, designation, powers, preferences, voting rights, dividend rates, repurchase provisions and other rights, qualifications, limitations or restrictions that may be fixed by the board of directors. The issuance of preferred shares could have the effect of discouraging an attempt to obtain control of Everest Group. The issuance of preferred shares also could adversely affect the voting power of the holders of Everest Group’s common shares, deny shareholders the receipt of a premium on their common shares in the event of a tender or other offer for the common shares and have a depressive effect on the market price of the common shares.
The preferred shares to be offered by a prospectus supplement, upon issuance against full consideration, will be fully paid and non-assessable within the meaning of applicable Bermuda law. The terms of any preferred shares offered by a prospectus supplement will be filed with the SEC on a Form 8-K or by post-effective amendment to the registration statement of which this prospectus is a part.
The applicable prospectus supplement relating to the particular series of preferred shares will describe the specific terms of that series as fixed by the board of directors, including:
•the offering price at which Everest Group will issue the preferred shares;
•he title, designation and number of preferred shares;
•the dividend rate or method of calculation, the payment dates for dividends and the place or places where the dividends will be paid, whether dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends will begin to cumulate;
•any conversion or exchange rights;
•whether the preferred shares will be subject to repurchase and the repurchase price and other terms and conditions relative to the repurchase rights;
•any liquidation rights;

•any sinking fund provisions;
•any voting rights; and
•any other rights, preferences, privileges, limitations and restrictions that are not inconsistent with the terms of Everest Group’s memorandum of association and bye-laws.
Bermuda Exchange Control
Everest Group has obtained consent for the issue and transfer of Everest Group’s shares to and between non-residents of Bermuda for exchange control purposes from the Bermuda Monetary Authority as required by The Exchange Control Act 1972 of Bermuda and related regulations. This consent is subject to the condition that Everest Group’s common shares be listed on an appointed stock exchange, which includes the New York Stock Exchange. No further permission from the Bermuda Monetary Authority will be required to issue Everest Group shares or to transfer Everest Group shares between persons regarded as non-resident in Bermuda for exchange control purposes. The issue and transfer of in excess of 20% of Everest Group shares involving any persons regarded as resident in Bermuda for exchange control purposes require prior authorization. The Bermuda Monetary Authority also has designated Everest Group as non-resident for exchange control purposes. This designation allows Everest Group to transfer funds in and out of Bermuda and to pay dividends to non-residents of Bermuda who are holders of Everest Group shares in currencies other than the Bermuda Dollar. There are no provisions of Bermuda law or Everest Group’s memorandum of association or bye-laws which impose any limitation on the rights of shareholders to hold or vote Everest Group’s shares by reason of their not being residents of Bermuda.

DESCRIPTION OF THE DEBT SECURITIES
Everest Group or Everest Holdings may elect to offer debt securities. The following description of debt securities sets forth the material terms and provisions of the debt securities to which any prospectus supplement may relate. Everest Group’s senior debt securities would be issued under a senior indenture between Everest Group and The Bank of New York Mellon, as successor in interest to JPMorgan Chase Bank, N.A., as trustee. Everest Group’s subordinated debt securities would be issued under a subordinated indenture between Everest Group and The Bank of New York Mellon, as successor in interest to JPMorgan Chase Bank, N.A., as trustee. The Everest Group senior indenture and subordinated indenture have been incorporated by reference as exhibits to the registration statement of which this prospectus is a part. A supplemental indenture containing the particular terms of any debt securities issued by Everest Group will be executed at the time the debt securities are issued and will be filed with the SEC on a Form 8-K, in a prospectus supplement or by a post-effective amendment to the registration statement of which this prospectus is a part.
Everest Holdings’ senior debt securities would be issued under a senior indenture, dated March 14, 2000, between Everest Holdings and The Bank of New York Mellon, as successor in interest to The Chase Manhattan Bank, as trustee. Everest Holdings’ subordinated debt securities would be issued under a subordinated indenture, dated November 14, 2002, between Everest Holdings and The Bank of New York Mellon, as successor in interest to JPMorgan Chase Bank, N.A., as trustee. The Everest Holdings senior indenture and subordinated indenture have been incorporated by reference as exhibits to the registration statement of which this prospectus is a part. A supplemental indenture containing the particular terms of any debt securities issued by Everest Holdings will be executed at the time the debt securities are issued and will be filed with the SEC on a Form 8-K, in a prospectus supplement or by a post-effective amendment to the registration statement of which this prospectus is a part.
Everest Group’s senior indenture, Everest Group’s subordinated indenture, Everest Holdings’ senior indenture and Everest Holdings’ subordinated indenture are sometimes referred to in this prospectus collectively as the “indentures” and each, individually, as an “indenture.” Everest Group’s senior indenture and Everest Holdings’ senior indenture are sometimes referred to in this prospectus collectively as the “senior indentures” and each, individually, as a “senior indenture.” Everest Group’s subordinated indenture and Everest Holdings’ subordinated indenture are sometimes referred to in this prospectus collectively as the “subordinated indentures” and each, individually, as a “subordinated indenture.” The indentures have been qualified under the U.S. Trust Indenture Act of 1939. The terms of the debt securities will include those stated in the indentures and those made part of the indentures by reference to the Trust Indenture Act.
The following discussion summarizes the material terms and provisions of the indentures and the related debt securities; however, you should refer to the forms of the indentures and the debt securities for complete information on some of the terms and provisions of the indentures, including definitions of some of the terms used below, and the debt securities. The senior indentures and subordinated indentures are substantially identical to one another, except for specific covenants relating to subordination contained in the subordinated indentures.
General
The indentures provide that the issuer may issue the debt securities thereunder from time to time in one or more series.
Unless otherwise stated in the applicable prospectus supplement and operative documents, senior debt securities will be unsecured obligations of the issuer and will rank equally with all of the issuer’s other unsecured and unsubordinated indebtedness. The senior debt securities will be subordinated in right of payment to all of the issuer’s existing and future secured indebtedness. As a result, in the event of the issuer’s bankruptcy, liquidation or reorganization or upon acceleration of the senior debt securities due to an event of default, the issuer’s assets will be available to pay its obligations on the senior debt securities only after all secured indebtedness has been paid in full in cash or other payment satisfactory to the holders of the secured indebtedness has been made. There may not be sufficient assets remaining to pay amounts due on any or all of the senior debt securities then outstanding. The senior debt securities are also effectively subordinated to the indebtedness and other liabilities of the issuer’s subsidiaries. The senior indentures do not prohibit or limit the incurrence of secured or senior indebtedness or the incurrence of other indebtedness and liabilities by the issuers or their respective subsidiaries. The incurrence of additional senior indebtedness and other liabilities by the issuer or its subsidiaries could adversely affect the issuer’s ability to pay the obligations on any senior debt securities.
Unless otherwise stated in the applicable prospectus supplement and operative documents, subordinated debt securities will be unsecured obligations of the issuer, subordinated in right of payment to the prior payment in full of all secured and senior indebtedness of the issuer, as described below under “Subordination of Subordinated Debt Securities” and in the applicable prospectus supplement. As a result, in the event of the issuer’s bankruptcy, liquidation or reorganization or upon acceleration of the subordinated debt securities due to an event of default, the issuer’s assets will be available to pay its obligations on the subordinated debt securities only after all secured and senior indebtedness has been paid in full in cash or other payment satisfactory to the holders of the secured and senior indebtedness has been made. There may not be sufficient assets remaining to pay amounts due on any or all of the subordinated debt securities then outstanding. The subordinated debt securities are also effectively subordinated to the indebtedness and other liabilities of the issuer’s subsidiaries. The subordinated indentures do not prohibit or limit the incurrence of secured or senior indebtedness or the incurrence of other indebtedness and liabilities by the issuers or their respective subsidiaries. The incurrence of additional senior, secured and subordinated indebtedness and other liabilities by the issuer or its subsidiaries could adversely affect the issuer’s ability to pay the obligations on any subordinated debt securities.
The rights of our creditors, including the holders of Everest Group’s debt securities and the holders of Everest Holdings’ debt securities who are creditors of Everest Group by virtue of any guarantee of the debt securities issued by Everest Holdings, to participate in the distribution of stock owned by us in some of our subsidiaries, including our insurance subsidiaries, may be subject to approval by insurance regulatory authorities having jurisdiction over the subsidiaries. The rights of Everest Holdings’ creditors, including the holders of its debt securities, to participate in the distribution of stock owned by it in some of its subsidiaries, including its insurance subsidiaries, may also be subject to approval by insurance regulatory authorities having jurisdiction over the subsidiaries.
The prospectus supplement relating to the particular debt securities offered by the prospectus supplement will describe the following terms of the offered debt securities:
•the title of the debt securities;
•the aggregate principal amount of the debt securities;
•the price at which the debt securities will be issued;
•the date or dates, or the method or methods, if any, by which the date or dates will be determined, on which the principal of the debt securities will be payable;
•the rate or rates at which the debt securities will bear interest, if any, which rate may be zero in the case of some debt securities issued at an issue price representing a discount from the principal amount payable at maturity, or the method by which the rate or rates will be determined, including, if applicable, any remarketing option or similar method;
•the date or dates from which interest, if any, will accrue or the method by which the date or dates will be determined, the date or dates on which interest, if any, on the debt securities will be payable and any regular record dates applicable to the date or dates on which interest will be so payable;
•any right to extend or defer the interest payment period and the duration of any extension;
•the portion of the principal amount of the debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount;
•if other than as set forth in this prospectus, the place or places where the principal of, any premium or interest on or any additional amounts with respect to the debt securities will be payable, and any of the debt securities that may be surrendered for registration of transfer, conversion or exchange;

•any obligation of the issuer to redeem or purchase the debt securities pursuant to any sinking fund, amortization or other provision and the terms and conditions on which the debt securities may be redeemed or purchased pursuant to any obligation;
•the terms and conditions, if any, on which the debt securities of the series may be redeemed at the issuer’s option or at the option of the holders;
•any index, formula or other method used to determine the amount of payments of principal of, any premium or interest on or any additional amounts with respect to the debt securities;
•whether the debt securities will be convertible into common shares or preferred shares of Everest Group and/or exchangeable for other securities of Everest Group or Everest Holdings and, if so, the terms and conditions upon which the debt securities will be so convertible or exchangeable;
•whether the debt securities are to be issued in the form of one or more global securities and, if so, the identity of the depositary for the global security or securities;
•whether the debt securities will be secured or unsecured obligations of the issuer;
•whether the debt securities are senior debt securities or subordinated debt securities and, if subordinated debt securities, the specific subordination provisions applicable thereto;
•in the case of debt securities issued by Everest Holdings, the provisions, if any, relating to Everest Group’s guarantee of Everest Holdings’ debt securities;
•any additions to the events of default or covenants of the issuer with respect to the debt securities; and
•any other material terms of the debt securities.
The issuer will have the ability under the indentures to “reopen” a previously issued series of the debt securities and issue additional debt securities of that series or establish additional terms of that series. The issuer is also permitted to issue debt securities with the same terms as previously issued debt securities.
The issuer may offer and sell the debt securities at a substantial discount below their principal amount and the indentures do not provide any limit on the amount by which the issuer may discount the debt securities. The applicable prospectus supplement will describe the special United States federal income tax and other considerations, if any, applicable to the discounted debt securities. In addition, the applicable prospectus supplement may describe special United States federal income tax or other considerations, if any, applicable to any debt securities that are denominated in a currency or currency unit other than U.S. dollars.
Unless the applicable prospectus supplement states otherwise, the issuer will only issue the debt securities in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000, and there will be no service charge for any registration of transfer or exchange of the debt securities. We may, however, require payment to cover any tax or other governmental charge payable in connection with the registration or transfer. Unless otherwise provided in the applicable prospectus supplement and operative documents, interest may be paid by check mailed to the persons entitled to the interest at their addresses appearing on the security register or by wire transfer to an account maintained by the payee with a bank located in the United States and will be payable on any interest payment date to the persons in whose name the debt securities are registered at the close of business on the regular record date with respect to each interest payment date. In the case of wire transfers, acceptable wire transfer instructions must be received at least 16 days prior to the applicable payment date.
Interest on the debt securities in connection with a redemption, whether the redemption is before or after the regular record date, will be payable to the persons in whose names the debt securities are registered on the redemption date, unless the redemption date is on an interest payment date. If the redemption date is on an interest payment date, interest on the debt securities will be payable to the persons in whose names the debt securities were registered on the next preceding regular record date. All paying agents initially designated by the issuer for the debt securities will be named in the applicable prospectus supplement and operative documents. The issuer may, at any time, designate additional paying agents or rescind the designation of any additional paying agent or approve a change in the office through which any paying agent acts, except that the issuer will be required to maintain a paying agent in each place where the principal of, any premium or interest on or any additional amounts with respect to the debt securities are payable.
Everest Group and Everest Holdings have appointed the trustee as security registrar. Unless otherwise provided in the applicable prospectus supplement and operative documents, the debt securities may be presented for transfer, duly endorsed or accompanied by a written instrument of transfer, if so required by the issuer or the security registrar, or exchanged for other debt securities of the same series, containing identical terms and provisions, in any authorized denominations, and of a like aggregate principal amount, at the office or agency maintained by the issuer for these purposes, which shall initially be the corporate trust office of the trustee. Any registration, transfer or exchange will be made without service charge, but the issuer may require payment of a sum sufficient to cover any tax or other governmental charge and any other expenses then payable. The issuer will not be required to:
•issue, register the transfer of, or exchange any debt securities during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of debt securities of that series or tenor and ending at the close of business on the day of the mailing;
•register the transfer of or exchange any debt security so selected for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part; or
•register the transfer of or exchange any debt security which, in accordance with its terms, has been surrendered for repayment at the option of the holder, except the portion, if any, of the debt security not to be so repaid.
The debt securities may be represented in whole or in part by one or more global debt securities registered in the name of a depository or its nominee and, if so represented, interests in the global debt security will be shown on, and transfers thereof will be effected only through, records maintained by the designated depositary and its participants as described below. Where the debt securities of any series are issued in bearer form, the special restrictions and considerations, including special offering restrictions and special United States federal income tax considerations, applicable to the debt securities and to payment on and transfer and exchange of the debt securities will be described in the applicable prospectus supplement and operative documents.
Unless otherwise described in the applicable prospectus supplement and operative documents, the indentures do not contain any provisions that would limit the issuer’s ability to incur indebtedness or that would afford holders of the debt securities protection in the event of a sudden and significant decline in the issuer’s credit quality or a takeover, recapitalization or highly leveraged or similar transaction involving the issuer. Accordingly, the issuer could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise affect its capital structure or credit rating. You should refer to the applicable prospectus supplement and operative documents for information regarding additions to the events of default described below or covenants contained in the indentures, including any addition of a covenant or other provisions providing event risk or similar protection.
Global Securities
The debt securities of a series may be issued in whole or in part in the form of one or more global debt securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement and operative documents.
The specific terms of the depositary arrangement with respect to the debt securities will be described in the applicable prospectus supplement and operative documents. Everest Group and Everest Holdings anticipate that the following provisions will apply to all depositary arrangements.
Upon the issuance of a global security, the depositary for the global security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by the global security. The accounts will be designated by the underwriters or agents with respect to the debt securities or by the issuer if the debt securities are offered and sold directly by the issuer. Ownership of beneficial interests in a global security will be limited to persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary or its nominee, with respect to interests of participants, and on the records of participants, with respect to interests of persons other than participants. The laws of some states require that some purchasers of securities take physical delivery of securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a global security.
So long as the depositary for a global security, or its nominee, is the registered owner of the global security, the depositary or nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Except as described below, owners of beneficial interests in a global security will not be entitled to have the debt securities represented by the global security registered in their names and will not receive or be entitled to receive physical delivery of the debt securities in definitive form.
Principal of, any premium and interest on, and any additional amounts with respect to, the debt securities registered in the name of a depositary or its nominee will be paid to the depositary or its nominee, as the case may be, as the registered owner of the global security representing the debt securities. None of the trustee, any paying agent, the security registrar or the issuer will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the global security for the debt securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.
Everest Group and Everest Holdings expect that the depositary or its nominee, upon receipt of any payment with respect to the debt securities, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of the global security for the debt securities as shown on the records of the depositary or its nominee. Everest Group and Everest Holdings also expect that payments by participants to owners of beneficial interests in the global security held through its participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name,” and will be the responsibility of the participants.
The indentures provide that if:
•the depositary for a series of the debt securities notifies the issuer that it is unwilling or unable to continue as depositary or if the depositary ceases to be eligible under the applicable indenture and, in each case, a successor depositary is not appointed by the issuer within 90 days of written notice;
•the issuer determines (subject to the procedures of the depositary) that the debt securities of a series will no longer be represented by global securities and executes and delivers to the trustee a company order to this effect; or
•an event of default with respect to a series of the debt securities has occurred and is continuing, the global securities will be exchanged for the debt securities of that series in definitive form of like tenor and of an equal aggregate principal amount in authorized denominations. The definitive debt securities will be registered in the name or names as the depositary shall instruct the trustee. It is expected that these instructions may be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in global securities.
Guarantee of Everest Holdings Debt Securities by Everest Group
If provided for in the applicable prospectus supplement and operative documents, Everest Group will fully and unconditionally guarantee all obligations with respect to any series of debt securities issued by Everest Holdings. Unless provided otherwise in the applicable prospectus supplement and operative documents, each Everest Group debt security guarantee will be unsecured indebtedness of Everest Group and will rank equally with all of Everest Group’s other unsecured indebtedness. Each Everest Group debt security guarantee may rank equally with or senior or subordinate to Everest Group’s other indebtedness. As a result, in the event of Everest Group’s bankruptcy, liquidation or reorganization or upon acceleration of any series of debt securities due to an event of default, Everest

Group’s assets will be available to pay its obligations on the Everest Group debt security guarantee only after all secured indebtedness and other indebtedness senior to the guarantee has been paid in full in cash or other payment satisfactory to the holders of the secured and senior indebtedness has been made. There may not be sufficient assets remaining to pay amounts due on any or all of the Everest Group debt securities guarantees. Each Everest Group debt security guarantee will also effectively subordinated to the indebtedness and other liabilities of Everest Group’s subsidiaries.
Unless provided otherwise in the applicable prospectus supplement and operative documents, each Everest Group debt security guarantee will constitute a guarantee of payment and not of collection. This means that the holder of the guaranteed security may sue Everest Group to enforce its rights under the Everest Group debt security guarantee without first suing any other person or entity.
Payment of Additional Amounts
Unless otherwise provided in the applicable prospectus supplement and operative documents, Everest Group will make all payments of principal and premium, if any, interest and any other amounts on, or in respect of, the debt securities issued by Everest Group and all payments under any Everest Group debt security guarantee without withholding or deduction at source for, or on account of, any present or future taxes, fees, duties, assessments or governmental charges imposed or levied by or on behalf of Bermuda or any other jurisdiction in which Everest Group or any successor is organized or resident for tax purposes or any political subdivision or taxing authority of Bermuda or any of those other jurisdictions. If any withholding or deduction is required by law, Everest Group will, subject to specified limitations and exceptions described below or in the applicable prospectus supplement and operative documents, pay to the holder of any applicable debt securities any additional amounts as may be necessary so that every net payment of principal, premium, if any, interest or any other amount made to the holder after the withholding or deduction will not be less than the amount provided for in the applicable indenture and debt security to be then due and payable.
Notwithstanding the foregoing, Everest Group will not be required to pay any additional amounts under the applicable indenture as a result of:
•the imposition of any tax, fee, duty, assessment or governmental charge that would not have been imposed but for the fact that the holder or beneficial owner of the debt security was a resident, domiciliary or national of, or had other specified connections with, the relevant taxing jurisdiction or presented the debt security for payment in the relevant taxing jurisdiction unless it could not have been presented elsewhere;
•the imposition of any tax, fee, duty, assessment or governmental charge that would not have been imposed but for the fact that the holder or beneficial owner of the debt security presented the debt security for payment more than 30 days after it was due and payable, except to the extent that the holder would have been entitled to the additional amounts if it had presented the debt security for payment on any day within that 30-day period;
•any estate, inheritance, gift, sale, transfer, personal property or similar tax, fee, duty, assessment or other governmental charge; or
•the imposition of any tax, fee, duty, assessment or governmental charge that would not have been imposed but for the fact that the holder or beneficial owner of the debt security failed to comply, within 90 days, with any reasonable request by Everest Group addressed to the holder or beneficial owner relating to the provision of information or the making of a declaration required by the taxing jurisdiction as a precondition to exemption from all or part of the tax, fee, duty, assessment or governmental charge.
In addition, Everest Group will not pay additional amounts with respect to any payment to any holder of a debt security where the beneficial owner of the debt security is a fiduciary or partnership to the extent that the payment would be included in the income for tax purposes of a beneficiary with respect to the fiduciary or a partner of the partnership that would not have been entitled to additional amounts if it had been the holder of the debt security.

Conversion and Exchange
The terms, if any, on which debt securities of any series are convertible into or exchangeable for common shares, preferred shares or other securities, whether or not issued by Everest Group or Everest Holdings, property or cash, or a combination of any of the foregoing, will be set forth in the applicable prospectus supplement and operative documents. These terms may include provisions for conversion on exchange, either mandatory, at the option of the holder or at the option of the issuer, in which the securities, property or cash to be received by the holders of the debt securities would be calculated according to the factors and at the time as described in the applicable prospectus supplement and operative documents. Any conversion or exchange will comply with applicable law and the issuer’s organizational documents.
Consolidation, Amalgamation, Merger and Sale of Assets
Each indenture provides that the issuer may not consolidate amalgamate or merge with or into another entity, or convey, transfer or lease its properties and assets substantially as an entirety to any entity or permit any entity to consolidate with or merge into the issuer or convey, transfer or lease its properties and assets substantially as an entirety to the issuer, unless:
•the successor, if any, is a corporation, partnership or trust organized and existing under the laws of the United States of America, any state of the United States, the District of Columbia, Bermuda or the Cayman Islands and expressly assumes by supplemental indenture all of the issuer’s obligations under the indentures and the debt securities;
•immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, will have happened and be continuing; and
•the issuer delivers an officers’ certificate and an opinion of counsel to the indenture trustee, each stating that the transaction complies with the indenture and any supplemental indenture and the issuer has complied with all conditions precedent in the indenture and any supplemental indenture relating to the consolidation, merger, conveyance or transfer.
Upon the assumption by the successor of the issuer’s obligations under the applicable indenture and the related debt securities, the successor will succeed to and be substituted for the issuer under the applicable indenture, and the issuer will be relieved of all of its obligations, except in the case of a lease, under the applicable indenture and related debt securities.
Events of Default
Unless otherwise provided in a post-effective amendment to the registration statement of which this prospectus is a part, each of the following events will constitute an event of default under each indenture with respect to any series of debt securities issued under the indenture, whatever the reason for the event of default and whether it will be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:
•the issuer fails to pay principal of or any premium or additional amount on any debt securities of that series on its due date;
•the issuer fails to pay any interest on any debt securities of that series within 30 days from its due date; provided, however, that the date on which the payment is due will be the date on which the issuer is required to make payment following any deferral of interest payments by the issuer under the terms of the debt securities;
•the issuer fails to make any sinking fund payment on its due date;
•the issuer fails to perform any of its covenants in the indenture, excluding a covenant not applicable to the affected series, for 60 days after the indenture trustee or the holders of at least 33% in principal amount of the outstanding debt securities of the series give the issuer written notice of the default and require that the issuer remedy the breach; provided, however, the 60-day period may be extended by either the indenture trustee or the indenture trustee and the holders of at least the same principal amount of the outstanding debt securities of that series that had given notice of the default, and the indenture trustee or the indenture trustee and the holders, as the case may be, will be deemed to have agreed to an extension, if the issuer has initiated and is diligently pursuing corrective action;
•the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of the issuer in an involuntary case or proceeding under any applicable United States federal or state or Bermuda bankruptcy, insolvency, reorganization or other similar law or (B) a decree or order adjudging the issuer as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the issuer under any applicable United States federal or state or Bermuda bankruptcy, insolvency, reorganization or other similar law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the issuer or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days;
•the commencement by the issuer of a voluntary case or proceeding under any applicable United States federal or state or Bermuda bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the issuer in an involuntary case or proceeding under any applicable United States federal or state or Bermuda bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by the issuer of a petition or answer or consent seeking reorganization or relief under any applicable United States federal or state or Bermuda bankruptcy, insolvency, reorganization or other similar law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the issuer or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the authorization of any such action by the issuer’s board of directors; or
•any other event of default specified in the applicable prospectus supplement occurs.
If an event of default with respect to the debt securities of any series occurs and is continuing, then the indenture trustee or holders of not less than 33% in principal amount of the outstanding debt securities of that series may, by written notice to the issuer, and to the indenture trustee if given by the holders, declare the unpaid principal amount and accrued interest, or a lesser amount as may be provided for in the debt securities of the series, of all outstanding debt securities of the series to be due and payable immediately.
At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the trustee, and subject to applicable law and specified other provisions of the applicable indenture, the holders of a majority in aggregate principal amount of the debt securities of a series may, under specified circumstances, rescind and annul an acceleration and its consequences if:
•the issuer deposits with the indenture trustee funds sufficient to pay all overdue principal of and premium and interest on the debt securities and other amounts due the debt securities trustee and, to the extent that payment of the interest is lawful, interest on the overdue interest; and
•all existing events of default with respect to the debt securities have been cured or waived, except non-payment of principal or interest on the debt securities that has become due solely because of the acceleration.
The holders of a majority in principal amount of the outstanding debt securities of any series have the right to direct the time, method and place of conducting any proceedings for any remedy available to the indenture trustee or to direct the exercise of any trust or power conferred on the indenture trustee with respect to the debt securities of that series.

The indenture trustee shall be under no obligation to exercise any of the rights or powers vested in it by the indenture at the request or direction of any of the holders pursuant to the indenture, unless such holders shall have offered to the indenture trustee security or indemnity satisfactory to the indenture trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.
No holder of a debt security of any series will have any right to institute a proceeding with respect to the indenture for the appointment of a receiver or for any remedy under the indenture unless:
•that holder has previously given the indenture trustee written notice that an event of default with respect to the debt securities of that series has occurred and is continuing;
•the holders of a majority in principal amount of the outstanding debt securities of that series have made written request to institute the proceeding;
•the holder or holders have offered reasonable indemnity to the indenture trustee;
•the indenture trustee has failed to institute the proceeding for 60 days after receipt of the notice and offer of indemnity; and
•the indenture trustee has not received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with the written request for 60 days after receipt of the notice and offer of indemnity.
Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of and any premium and interest on that debt security on its maturity date, or, in the case of redemption, the date of redemption, and to institute suit for the enforcement of any payment.
Notice of Default
Each indenture provides that, if an event occurs which is or would become an event of default with respect to any series of the debt securities, and the indenture trustee knows of the event, the indenture trustee will mail to the holders of the affected debt securities a notice of the default within 90 days, unless the default has been cured or waived by the holders of the affected debt securities. However, except in the case of a default in the payment of any amounts due on any debt security of a series, the indenture trustee may withhold notice if and so long as the issuer’s board of directors and/or responsible officers of the indenture trustee determine in good faith that withholding the notice is in the interest of the holders of the affected debt securities. In addition, if the issuer defaults on any series of the debt securities by failing to comply with or perform any of its agreements, covenants or warranties applicable to those debt securities, no notice will be given until at least 30 days after the default occurs.
Under each indenture, the issuer is required to furnish annually to the indenture trustee an officers’ certificate to the effect that, to the best knowledge of the officers providing the certificate, it is not in default under the indenture or, if there has been a default, specifying the default and its status.
Modification
The issuer and the indenture trustee may amend or modify any of the indentures with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the amendment or modification voting as a class. No amendment or modification may, however, without the consent of the holder of each outstanding debt securities affected by the amendments or modifications:
•change the stated maturity of the principal of, or any installment of principal of or interest on, or any additional amounts with respect to, any debt security;
•reduce the principal amount of, the rate of interest on, or any additional amounts with respect to, or any premium payable upon the redemption of, any debt security;

•reduce the amount of principal of any debt security due and payable upon acceleration of the maturity of the debt security;
•change the place of payment or currency of payment of principal of or any premium or interest on, or any additional amounts with respect to, any debt security;
•impair the right to institute suit for the enforcement of any payment on any debt security on or after the stated maturity or date of redemption; or
•reduce the percentage in principal amount of the debt securities of any series, the consent of whose holders is required to amend or modify the indenture, to waive compliance with specific provisions of the indenture or to waive specific defaults.
No supplemental indenture may directly or indirectly modify or eliminate the subordination provisions of the subordinated indentures in any manner that might terminate or impair the subordination of the subordinated debt securities to senior indebtedness without the prior written consent of the holders of the senior indebtedness.
In addition, the issuer and the indenture trustee may, without the consent of any of the holders of the debt securities, execute supplemental indentures to:
•create new series of debt securities;
•provide for the issuer’s successor pursuant to a consolidation, amalgamation, merger or sale of assets;
•provide additional covenants or events of defaults for the benefit of the holders of the debt securities;
•secure the debt securities;
•provide for a successor trustee with respect to debt securities of all or any series;
•cure any ambiguity, defect or inconsistency in the indenture; and
•make other changes that do not adversely affect the interests of the holders of the debt securities in any material respect, as well as for various other purposes.
Waiver of Covenants and Defaults
The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive, for that series, the issuer’s compliance with any restrictive covenants included in any supplemental indenture. The holders of a majority in aggregate principal amount of the outstanding debt securities of any series with respect to which a default has occurred and is continuing may waive the default for that series, other than a default in the payment of principal of, or any premium or interest on, any debt security of that series or a default with respect to a covenant or provisions that cannot be amended or modified without the consent of the holder of each outstanding debt security affected.
Defeasance and Covenant Defeasance
The indentures provide, unless the terms of the particular series of debt securities provides otherwise, the issuer may cause itself to be:
•discharged from its obligations with respect to any debt securities or series of debt securities, which we refer to as defeasance; and
•released from its obligations under any restrictive covenants included in any supplemental indenture with respect to any debt securities or series of debt securities, which we refer to as covenant defeasance.
The indentures permit defeasance with respect to any debt securities of a series even if a prior covenant defeasance has occurred with respect to the debt securities of that series. Following a defeasance, payment of the debt securities defeased may not be accelerated because of an event of default. Following a covenant defeasance, payment of the debt securities may not be accelerated by reference to the covenants affected by the covenant defeasance. However, if an acceleration were to occur, the realizable value at the acceleration date of the money and government obligations in the defeasance trust could be less than the principal and interest then due on the debt securities, since the required deposit in the defeasance trust would be based upon scheduled cash flows rather than market value, which would vary depending upon interest rates and other factors.
Upon a defeasance, the following rights and obligations will continue:
•the rights of the holders of the debt securities of any series to receive from the trust established in connection with the defeasance payments of the principal of, any premium and interest on, and any additional amounts with respect to, the debt securities when payments are due;
•the issuer’s obligations regarding the registration, transfer and exchange of the debt securities of any series;
•the issuer’s obligation to maintain an office or agency in each place of payment; and
•the survival of the indenture trustee’s rights, powers, trusts, duties and immunities under the indenture.
In connection with any defeasance or covenant defeasance, the issuer must irrevocably deposit with the indenture trustee, in trust, money and/or government obligations which, through the scheduled payment of principal and interest on those obligations, would provide sufficient money to pay the principal of, premium and interest on, and any additional amounts with respect to, the debt securities on the maturity dates or upon redemption.
In connection with a defeasance or covenant defeasance, the issuer must deliver to the indenture trustee:
•an opinion of counsel to the effect that the holders of the debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred. This opinion, in the case of a defeasance, must refer to and be based upon a ruling of the IRS or a change in applicable federal income tax law occurring after the date of the indenture;
•an officers’ certificate confirming that any debt securities then listed on any securities exchange will not be delisted; and
•an officers’ certificate and an opinion of counsel, each stating that the issuer has complied with all conditions precedent.
In addition, the following conditions must be true:
•no event will have occurred and be continuing which is or would become an event of default;
•the defeasance or covenant defeasance will not cause the indenture trustee to have a conflicting interest under the Trust Indenture Act;
•the defeasance or covenant defeasance will not cause the trust to become an investment company under the Investment Company Act unless it is properly registered under that Act or exempt from registration; and
•proper notice of the redemption date, if applicable, will have been given.

Subordination of the Subordinated Debt Securities
Subordinated debt securities issued by an issuer will, to the extent set forth in the applicable subordinated indenture, be subordinate in right of payment to the prior payment in full of all senior indebtedness of the issuer, whether outstanding at the date of the subordinated indenture or incurred after that date. In the event of:
•any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to the issuer or to its creditors, as such, or to its assets; or
•any voluntary or involuntary liquidation, dissolution or other winding up of the issuer, whether or not involving insolvency or bankruptcy; or
•any assignment for the benefit of creditors or any other marshalling of assets and liabilities of the issuer, then the holders of senior indebtedness of the issuer will be entitled to receive payment in full of all amounts due or to become due on or in respect of all its senior indebtedness, or provision will be made for the payment in cash, before the holders of the subordinated debt securities of the issuer are entitled to receive or retain any payment on account of principal of, or any premium or interest on, or any additional amounts with respect to, the subordinated debt securities. The holders of senior indebtedness of the issuer will be entitled to receive, for application to the payment thereof, any payment or distribution of any kind or character, whether in cash, property or securities, including any payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of the issuer being subordinated to the payment of its subordinated debt securities, which may be payable or deliverable in respect of its subordinated debt securities in any case, proceeding, dissolution, liquidation or other winding up event.
By reason of subordination, in the event of liquidation or insolvency of the issuer, holders of senior indebtedness of the issuer and holders of other obligations of the issuer that are not subordinated to its senior indebtedness may recover more ratably than the holders of subordinated debt securities of the issuer.
Subject to the payment in full of all senior indebtedness of the issuer, the rights of the holders of subordinated debt securities of the issuer will be subrogated to the rights of the holders of its senior indebtedness to receive payments or distributions of cash, property or securities of the issuer applicable to its senior indebtedness until the principal of, any premium and interest on, and any additional amounts with respect to, its subordinated debt securities have been paid in full.
No payment of principal, including redemption and sinking fund payments, of, or any premium or interest on, or any additional amounts with respect to, the subordinated debt securities of the issuer, or payments to acquire these securities, other than pursuant to their conversion, may be made:
•if any senior indebtedness of the issuer is not paid when due and any applicable grace period with respect to the default has ended and the default has not been cured or waived or ceased to exist, or
•if the maturity of any senior indebtedness of the issuer has been accelerated because of a default.
The subordinated indentures do not limit or prohibit the issuer from incurring additional senior indebtedness, which may include indebtedness that is senior to its subordinated debt securities, but subordinate to the issuer’s other obligations.
The subordinated indentures provide that these subordination provisions, insofar as they relate to any particular issue of subordinated debt securities by the issuer, may be changed prior to the issuance. Any change would be described in the applicable prospectus supplement and operative documents.
New York Law to Govern
The indentures and the debt securities will be governed by the laws of the State of New York.

Information Concerning the Trustee
The Bank of New York Mellon, which is the indenture trustee under all of the indentures, also serves as property trustee and guarantee trustee with respect to the preferred securities issued by Everest Capital Trust. Everest Group and/or Everest Holdings and some of their affiliates maintain banking relationships with The Bank of New York Mellon and its affiliates in the ordinary course of business.

DESCRIPTION OF THE WARRANTS
General
Everest Group may issue warrants to purchase its common shares, preferred shares, debt securities or any combination of these securities. These warrants may be issued independently or together with any underlying securities and may be attached or separate from the underlying securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between Everest Group and a warrant agent. The warrant agent will act solely as agent for the issuer in connection with the warrants of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.
The applicable prospectus supplement and operative documents relating to the warrants will describe the specific terms of the warrants, including:
•the title of the warrants;
•the number of warrants;
•the price at which the warrants will be issued;
•the designation and terms of the underlying securities purchasable upon exercise of the warrants;
•the price at which investors may purchase the underlying securities purchasable upon exercise of the warrants;
•the date on which the right to exercise the warrants will commence and the date on which the right will expire;
•any call or put provisions of the warrants;
•any anti-dilution provisions of the warrants; and
•any other material terms of the warrants.
Warrant certificates will be exchangeable for new warrant certificates of different denominations, and warrants will be exercisable at the warrant agent’s corporate trust office or any other office indicated in the applicable prospectus supplement and operative documents. Prior to the exercise of their warrants, holders of warrants exercisable for common shares or preferred shares will not have any rights of holders of the common shares or preferred shares purchasable upon such exercise and will not be entitled to dividend payments, if any, or voting rights of the common shares or preferred shares purchasable upon such exercise. Prior to the exercise of their warrants, holders of warrants exercisable for debt securities will not have any of the rights of holders of the debt securities purchasable upon such exercise and will not be entitled to payments of principal, premium, if any, or interest on or additional amounts with respect to the debt securities purchasable upon such exercise.
Exercise of Warrants
A warrant will entitle the holder to purchase for cash an amount of securities at an exercise price that will be stated in, or that will be determinable as described in, the applicable prospectus supplement and operative documents. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement and operative documents. After the close of business on the expiration date, unexercised warrants will become void.
Warrants will be exercisable as set forth in the applicable prospectus supplement and operative documents. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, the issuer will, as soon as practicable, forward the securities purchasable upon such exercise. If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

Enforceability of Rights; Governing Law
The holders of the warrants, without the consent of the warrant agent, may, on their own behalf and for their own benefit, enforce, and may institute and maintain any suit, action or proceeding against the issuer to enforce their rights to exercise and receive the securities purchasable upon exercise of their warrants. Unless otherwise stated in the prospectus supplement, each issue of warrants and the applicable warrant agreement will be governed by the laws of the State of New York.

DESCRIPTION OF THE SHARE PURCHASE CONTRACTS AND SHARE PURCHASE UNITS
Everest Group may issue share purchase contracts that obligate holders to purchase from Everest Group, and obligate Everest Group to sell to the holders, a specified or varying number of common shares or preferred shares at a future date or dates. Alternatively, the share purchase contracts may obligate Everest Group to purchase from the holders, and obligate the holders to sell to Everest Group, a specified or varying number of common shares or preferred shares at a future date or dates. The price per common share or preferred share, as the case may be, may be fixed at the time the share purchase contracts are entered into or may be determined by reference to a specific formula contained in the share purchase contracts. Any share purchase contract may include anti-dilution provisions to adjust the number of shares to be delivered pursuant to the share purchase contract upon the occurrence of specified events.
The share purchase contracts may be issued separately or as a part of units consisting of a share purchase contract and common shares, preferred shares, debt securities, trust preferred securities, other share purchase contracts or debt obligations of third parties, including U.S. Treasury securities, securing the holders’ obligations to purchase or sell the common shares or preferred shares, as the case may be, under the share purchase contracts.
Share purchase contracts may require Everest Group to make periodic payments to the holders of the units or vice versa, and these payments may be unsecured or prefunded and may be paid a current or deferred basis. The share purchase contracts may require holders to secure their obligations under the contracts in a specified manner.
The applicable prospectus supplement and operative documents will describe the specific terms of any share purchase contracts or units.

DESCRIPTION OF THE TRUST PREFERRED SECURITIES
The preferred securities of Everest Capital Trust will be issued pursuant to an amended and restated trust agreement between Everest Holdings and The Bank of New York Mellon, as successor in interest to JPMorgan Chase Bank, N.A., as the property trustee, BNY Mellon Trust of Delaware, as the Delaware trustee, the three administrative trustees and the holders from time to time of Everest Capital Trust preferred and common securities. The original trust agreement and the amended and restated trust agreement have been incorporated by reference as exhibits to the registration statement of which this prospectus is a part. An amended and restated trust agreement will be executed each time that we issue any preferred securities and will be filed with the SEC on a Form 8-K or by a post-effective amendment to the registration statement of which this prospectus is a part. The amended and restated trust agreement has been qualified under the U.S. Trust Indenture Act of 1939. The terms of the preferred securities of Everest Capital Trust will include those stated in the amended and restated trust agreement and those made part of the amended and restated trust agreement by reference to the Trust Indenture Act.
General
The trust agreement authorizes the administrative trustees to issue on behalf of Everest Capital Trust one series of preferred securities that have the terms described in a prospectus supplement. The proceeds from the sale of Everest Capital Trust’s preferred and common securities will be used to purchase a series of Everest Holdings’ junior subordinated debt securities. The junior subordinated debt securities will be held in trust by the property trustee for the benefit of the holders of the preferred and common securities.
The terms of the preferred securities of Everest Capital Trust will mirror the terms of the junior subordinated debt securities held by Everest Capital Trust. The assets of Everest Capital Trust available for distribution to the holders of its preferred securities generally will be limited to payments from Everest Holdings under the series of junior subordinated debt securities held by Everest Capital Trust. If Everest Holdings fails to make a payment on the junior subordinated debt securities, Everest Capital Trust will not have sufficient funds to make related payments, including distributions, on its preferred securities.
Under the preferred securities guarantees, Everest Holdings will agree to make payments of distributions and payments on redemption or liquidation with respect to preferred securities of Everest Capital Trust, but only to the extent the trust has funds available to make those payments and has not made the payments. Everest Group may also guarantee Everest Holdings’ obligations under the preferred securities guarantees. See “Description of the Trust Preferred Securities Guarantees.” The preferred securities guarantees, when taken together with Everest Holdings’ obligations under the junior subordinated debt securities, the junior subordinated indenture, the trust agreement and the expense agreements described below, will provide a full and unconditional guarantee by Everest Holdings of amounts due on the preferred securities issued by Everest Capital Trust.
The preferred securities issued by Everest Capital Trust will be “investment grade securities” because at least one nationally recognized statistical rating organization will have rated the securities in one of its generic rating categories which signifies “investment grade.”
The prospectus supplement relating to the preferred securities of Everest Capital Trust will describe the specific terms of the preferred securities, including:
•the title of the preferred securities;
•the dollar amount and number of preferred securities issued;
•the annual distribution rate, or method of determining the rate, of distributions on the preferred securities, and the date or dates from which any distributions will accrue;
•the payment date and the record date used to determine the holders who are to receive distributions;
•the right, if any, to defer distributions on the preferred securities upon extension of the interest payment periods of the related junior subordinated debt securities;

•the trust’s obligation, if any, to redeem or purchase the preferred securities and the terms and conditions on which the preferred securities may be redeemed or purchased pursuant to any obligation;
•the terms and conditions, if any, on which the preferred securities may be redeemed at the trust’s option or at the option of the holders;
•the terms and conditions, if any, upon which the related junior subordinated debt securities may be distributed to holders of the preferred securities;
•the voting rights, if any, of the holders of the preferred securities;
•whether the preferred securities are to be issued in the form of one or more global certificates and, if so, the depository for the global certificates; and
•any other relevant rights, preferences, privileges, limitations or restrictions of the preferred securities.
The prospectus supplement will describe the relevant United States federal income tax considerations applicable to the purchase, holding and disposition of the series of preferred securities.
Liquidation Distribution Upon Dissolution
Unless otherwise specified in an applicable prospectus supplement and operative documents, the trust agreement states that Everest Capital Trust will be dissolved:
•on the expiration of the term of the trust;
•upon the bankruptcy, dissolution or liquidation of Everest Holdings;
•upon the direction of Everest Holdings to the property trustee to dissolve the trust, after satisfaction of liabilities of the trust as required by applicable law, and distribution of the related junior subordinated debt securities directly to the holders of the preferred and common securities of the trust in exchange for the preferred securities;
•upon the redemption of all of the preferred securities of the trust in connection with the redemption of all of the related junior subordinated debt securities; or
•upon entry of a court order for the dissolution of the trust.
Unless otherwise specified in an applicable prospectus supplement and operative documents, in the event of a dissolution as described above other than in connection with redemption, after Everest Capital Trust satisfies all liabilities to its creditors as provided by applicable law, each holder of the preferred or common securities will be entitled to receive:
•the related junior subordinated debt securities in an aggregate principal amount equal to the aggregate liquidation amount of the preferred or common securities held by the holder; or
•if any distribution of the related junior subordinated debt securities is determined by the property trustee not to be practical, cash equal to the aggregate liquidation amount of the preferred or common securities held by the holder, plus accumulated and unpaid distributions to the date of payment.
If Everest Capital Trust cannot pay the full amount due on its preferred and common securities because insufficient assets are available for payment, then the amounts payable by the trust on its preferred and common securities will be paid on a pro rata basis. However, if an event of default under the junior subordinated indenture has occurred and is continuing with respect to any series of related junior subordinated debt securities, the total amounts due on the preferred securities will be paid before any distribution on the common securities.

Events of Default
The following will be events of default under the trust agreement:
•an event of default under the junior subordinated indenture occurs with respect to any series of related junior subordinated debt securities; or
•any other event of default specified in the applicable prospectus supplement or the trust agreement occurs.
For so long as any preferred securities of Everest Capital Trust remain outstanding, if an event of default with respect to a series of related junior subordinated debt securities occurs and is continuing under the junior subordinated indenture, and the junior subordinated indenture trustee or the holders of not less than 33% in principal amount of the related junior subordinated debt securities outstanding fail to declare the principal amount of all of such junior subordinated debt securities to be immediately due and payable, the holders of at least 33% in aggregate liquidation amount of the outstanding preferred securities of the trust will have the right to declare the principal amount immediately due and payable by providing notice to Everest Holdings, the property trustee and the junior subordinated indenture trustee.
At any time after a declaration of acceleration has been made with respect to a series of related junior subordinated debt securities and before a judgment or decree for payment of the money due has been obtained, the holders of a majority in liquidation amount of the preferred securities of Everest Capital Trust may rescind any declaration of acceleration with respect to the related junior subordinated debt securities and its consequences if:
•the issuer of the related junior subordinated debt securities deposits with the trustee funds sufficient to pay all overdue principal of and premium and interest on the related junior subordinated debt securities and other amounts due to the junior subordinated indenture trustee and the property trustee and any accrued additional interest on the related junior subordinated debt securities; and
•all existing events of default with respect to the related junior subordinated debt securities have been cured or waived except non-payment of principal on the related junior subordinated debt securities that has become due solely because of the acceleration.
The holders of a majority in liquidation amount of the preferred securities of Everest Capital Trust may waive any past default under the junior subordinated indenture with respect to related junior subordinated debt securities, other than a default in the payment of the principal of, or any premium or interest on, any related junior subordinated debt securities or a default with respect to a covenant or provision that cannot be amended or modified without the consent of the holder of each outstanding related junior subordinated debt security affected. In addition, except as otherwise provided in the trust agreement, the holders of at least a majority in liquidation amount of the preferred securities of Everest Capital Trust may waive a past default under the trust agreement.
The holders of a majority in liquidation amount of the preferred securities of Everest Capital Trust shall have the right to direct the time, method and place of conducting any proceedings for any remedy available to the property trustee or to direct the exercise of any trust or power conferred on the property trustee under the trust agreement.
For so long as any preferred securities of Everest Capital Trust remain outstanding and to the fullest extent permitted by law and subject to the terms of the trust agreement and indenture, a holder of preferred securities of Everest Capital Trust may institute a legal proceeding directly against the issuer of the related junior subordinated debt securities, without first instituting a legal proceeding against the property trustee or any other person or entity, for enforcement of payment to the holder of principal and any premium or interest on the junior subordinated debt securities of the related series having a principal amount equal to the aggregate liquidation amount of the preferred securities of the holder if Everest Holdings fails to pay principal and any premium or interest on the related series of junior subordinated debt securities when payable.
Everest Holdings and the administrative trustees of Everest Capital Trust are required to furnish annually to the property trustee certificates to the effect that, to the best knowledge of the individuals providing the certificates,

Everest Holdings and the trust are not in default under the trust agreement, or if there has been a default, specifying the default and its status.
Consolidation, Merger or Amalgamation of Everest Capital Trust
Everest Capital Trust may not consolidate or merge with or into, consolidate, amalgamate, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any entity, except as described below or as described in “Liquidation Distribution Upon Dissolution.” At the request of the holders of the common securities, Everest Capital Trust may, without the consent of the holders of the outstanding preferred securities, consolidate, amalgamate, or merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized under the laws of any state if:
•the successor entity either:
☐expressly assumes all of the obligations of the trust relating to its preferred securities; or
☐substitutes for the trust’s preferred securities other securities having substantially the same terms as the preferred securities, so long as the substituted successor securities rank the same as the preferred securities for distributions and payments upon liquidation, redemption and otherwise;
•Everest Holdings appoints a trustee of the successor entity to hold the junior subordinated debt securities who has substantially the same powers and duties as the property trustee of the trust;
•the preferred securities of the trust are listed, or any substituted successor securities will be listed upon notice of issuance, on the same national securities exchange or interdealer quotation system on which the preferred securities are then listed, if any;
•the merger event does not cause the preferred securities or any substituted successor securities to be downgraded by any national rating agency;
•the merger event does not adversely affect the rights, preferences and privileges of the holders of the preferred securities or any substituted successor securities in any material respect;
•the successor entity has a purpose substantially identical to that of the trust; and
•prior to the merger event, Everest Holdings has received an opinion of counsel stating that:
☐the merger event does not adversely affect the rights, preferences and privileges of the holders of the trust’s preferred securities or any successor securities in any material respect;
☐following the merger event, neither the trust nor the successor entity will be required to register as an investment company under the Investment Company Act of 1940; and
☐Everest Holdings or its permitted transferee owns all of the common securities of the successor entity and guarantees the obligations of the successor entity under the substituted successor securities at least to the extent provided under the preferred securities guarantee.
In addition, unless all of the holders of the preferred securities of Everest Capital Trust approve otherwise, the trust may not consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into or replace it if the transaction would cause the trust or the successor entity to be taxable as a corporation or classified other than as a grantor trust for United States federal income tax purposes or cause the junior subordinated debt securities to be treated as other than indebtedness of Everest Holdings for United States income tax purposes.

Voting Rights
Unless otherwise specified in the prospectus supplement, the holders of the preferred securities of Everest Capital Trust will not have any voting rights except as discussed below and under “-Amendment of the Trust Agreement” and “Description of the Trust Preferred Securities Guarantees-Amendments and Assignment,” and as otherwise required by law.
If any proposed amendment to the trust agreement provides for, or the trustees of the trust otherwise propose to effect:
•any action that would adversely affect the powers, preferences or special rights of the preferred securities of the trust in any material respects, whether by way of amendment to the trust agreement or otherwise; or
•the dissolution, winding-up or termination of the trust other than pursuant to the terms of the trust agreement, then the holders of the outstanding preferred securities of the trust as a class will be entitled to vote on the amendment or proposal. In that case, the amendment or proposal will be effective only if approved by the holders of at least a majority in aggregate liquidation amount of the preferred securities of the trust.
So long as any junior subordinated debt securities are held by the property trustee on behalf of Everest Capital Trust, without obtaining the prior approval of the holders of a majority in aggregate liquidation amount of the preferred securities, the trustees of the trust may not:
•direct the time, method and place of conducting any proceeding for any remedy available to the junior subordinated indenture trustee for any related junior subordinated debt securities or direct the exercise of any trust or power conferred on the property trustee with respect to the junior subordinated debt securities;
•waive any past default that is waivable under the junior subordinated indenture with respect to any related junior subordinated debt securities;
•cancel an acceleration of the principal of any related junior subordinated debt securities; or
•consent to any amendment, modification or termination of the junior subordinated indenture or any related junior subordinated debt securities where consent is required.
However, if a consent under the junior subordinated indenture requires the consent of each affected holder of the related junior subordinated debt securities, then the property trustee must obtain the prior written consent of each holder of the preferred securities. In addition, before taking any of the foregoing actions, the property trustee must obtain an opinion of counsel experienced in such matters to the effect that, as a result of such actions, the trust will not be taxable as a corporation or classified as other than a grantor trust for United States federal income tax purposes.
The property trustee will notify all preferred securities holders of Everest Capital Trust of any notice of default received from the junior subordinated indenture trustee with respect to the junior subordinated debt securities held by the trust.
Any required approval of the holders of the preferred securities of Everest Capital Trust may be given at a meeting of the holders of the preferred securities convened for the purpose or pursuant to written consent. The property trustee will cause a notice of any meeting at which holders of securities are entitled to vote to be given to each holder of record of the preferred securities of Everest Capital Trust at the holder’s registered address at least 15 days and not more than 90 days before the meeting.
No vote or consent of the holders of securities will be required for Everest Capital Trust to redeem and cancel the securities in accordance with the trust agreement.

Notwithstanding that the holders of the preferred securities of Everest Capital Trust are entitled to vote or consent under any of the circumstances described above, any of the preferred securities that are owned by Everest Holdings, the trustees of a trust or any affiliate of Everest Holdings or any trustees of Everest Capital Trust shall, for purposes of any vote or consent, be treated as if they were not outstanding. Preferred securities held by Everest Holdings or any of its affiliates may be exchanged for related junior subordinated debt securities at the election of the holder.
Amendment of the Trust Agreement
The trust agreement may be amended from time to time by Everest Holdings, the property trustee and the administrative trustees of the trust without the consent of the holders of the preferred securities of the trust to:
•cure any ambiguity, correct or supplement any provision which may be inconsistent with any other provision or make provisions not inconsistent with any other provisions with respect to matters or questions arising under the trust agreement, in each case to the extent that the amendment does not adversely affect the interests of any holder of the preferred securities in any material respect; or
•modify, eliminate or add to any provisions to the extent necessary to ensure that Everest Capital Trust will not be taxable as a corporation or classified as other than a grantor trust for United States federal income tax purposes at all times that any trust securities are outstanding, to ensure that the junior subordinated debt securities held by Everest Capital Trust are treated as indebtedness of Everest Holdings for United States federal income tax purposes or to ensure that Everest Capital Trust will not be required to register as an investment company under the Investment Company Act, in each case to the extent that the amendment does not adversely affect the interests of any holder of the preferred securities in any material respect.
Other amendments to the trust agreement may be made by Everest Holdings, the property trustee, and the administrative trustees upon approval of the holders of a majority in aggregate liquidation amount of the outstanding preferred securities and receipt by the trustees of an opinion of counsel to the effect that the amendment will not cause the trust to be taxable as a corporation or classified as other than a grantor trust for United States federal income tax purposes, affect the treatment of the junior subordinated debt securities held by the trust as indebtedness of Everest Holdings for United States federal income tax purposes or affect the trust’s exemption from status as an investment company under the Investment Company Act.
Notwithstanding the foregoing, without the consent of the affected holder of the common or preferred securities of Everest Capital Trust, the trust agreement may not be amended to:
•change the amount or timing of any distribution on the common or preferred securities of the trust or otherwise adversely affect the amount of any distribution required to be made in respect of the securities as of a specified date; or
•restrict the right of a holder of any securities to institute suit for the enforcement of any payment on or after the distribution date.
In addition, no amendment may be made to the trust agreement if the amendment would:
•cause the trust to be taxable as a corporation or characterized as other than a grantor trust for United States’ federal income tax purposes;
•cause the junior subordinated debt securities held by the trust to not be treated as indebtedness of Everest Holdings for United States federal income tax purposes;
•cause the trust to be deemed to be an investment company required to be registered under the Investment Company Act; or
•impose any additional obligation on Everest Holdings or any administrative trustee of the trust without its consent.

Removal and Replacement of Trustees
The holder of Everest Capital Trust’s common securities may remove or replace any of the administrative trustees and, unless an event of default has occurred and is continuing under the junior subordinated indenture, the property and Delaware trustees of the trust. If an event of default has occurred and is continuing under the junior subordinated indenture, only the holders of at least a majority in aggregate liquidation amount of the trust’s preferred securities may remove or replace the property and Delaware trustees. The resignation or removal of any trustee will be effective only upon the acceptance of appointment by the successor trustee in accordance with the provisions of the trust agreement.
Merger or Consolidation of Trustees
Any entity into which the property trustee or the Delaware trustee or any administrative trustee may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which the trustee shall be a party, or any entity succeeding to all or substantially all of the corporate trust business of the trustee, shall be the successor of the trustee under the trust agreement; provided, however, that the entity shall be otherwise qualified and eligible.
Information Concerning the Property Trustee
For matters relating to compliance with the Trust Indenture Act, the property trustee will have all of the duties and responsibilities of an indenture trustee under the Trust Indenture Act. The property trustee, other than during the occurrence and continuance of an event of default under the trust agreement, undertakes to perform only the duties as are specifically set forth in the trust agreement and, after an event of default, must use the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the property trustee is under no obligation to exercise any of the powers given it by the trust agreement at the request of any holder of the preferred securities unless it is offered security or indemnity satisfactory to it against the costs, expenses and liabilities that it might incur.
The Bank of New York Mellon, which is the property trustee for Everest Capital Trust, also serves as the guarantee trustee under the preferred securities guarantees described below. Everest Group, Everest Holdings and certain of our affiliates maintain banking relationships with The Bank of New York Mellon.
Miscellaneous
The administrative trustees of Everest Capital Trust are authorized and directed to conduct the affairs of and to operate each trust in such a way that:
•it will not be taxable as a corporation or classified as other than a grantor trust for United States federal income tax purposes;
•the junior subordinated debt securities held by it will be treated as indebtedness of Everest Holdings for United States federal income tax purposes; and
•it will not be deemed to be an investment company required to be registered under the Investment Company Act.
The administrative trustees of Everest Capital Trust are each authorized to take any action, so long as it is consistent with applicable law, the certificate of trust and the trust agreement and does not adversely affect in any material respect the interests of Everest Holdings, that such administrative trustee determines to be necessary or desirable for the above purposes.
Registered holders of the preferred securities have no preemptive or similar rights.
Everest Capital Trust may not incur indebtedness or place a lien on any of its assets.

Governing Law
The trust agreement and the preferred securities of Everest Capital Trust will be governed by the laws of the State of Delaware.

DESCRIPTION OF THE TRUST PREFERRED SECURITIES GUARANTEES
Concurrently with the issuance by Everest Capital Trust of its preferred securities, a preferred securities guarantee will be issued pursuant to a guarantee agreement between Everest Holdings, as guarantor, and The Bank of New York Mellon, as successor in interest to JPMorgan Chase Bank, N.A., as the guarantee trustee. Everest Group may also guarantee Everest Holdings’ obligations under the preferred securities guarantees. The guarantee agreements have been filed as an exhibit to the registration statement of which this prospectus is a part. The guarantee agreements have been qualified under the U.S. Trust Indenture Act of 1939. The terms of the preferred securities guarantees will include those stated in the guarantee agreements and those made part of the guarantee agreements by reference to the Trust Indenture Act.
The guarantee agreements will be held by the guarantee trustee for the benefit of the holders of preferred securities of the trusts.
General
The guarantor will irrevocably and unconditionally agree to pay in full, to the holders of the preferred securities of Everest Capital Trust, the guarantee payments described below, except to the extent previously paid. The guarantor will pay the guarantee payments when and as due, regardless of any defense, right of set-off or counterclaim that Everest Capital Trust may have or assert. The following payments, to the extent not paid by the trust, will be covered by each preferred securities guarantee:
•any accumulated and unpaid distributions required to be paid on the preferred securities of the trust, to the extent the trust has funds available to make the payment;
•the redemption price, to the extent that the trust has funds available to make the payment; and
•upon a voluntary or involuntary termination, winding-up or liquidation of the trust, other than in connection with a distribution of related junior subordinated debt securities to holders of the preferred securities, the lesser of:
☐the aggregate of the liquidation amounts specified in the prospectus supplement for each preferred security plus all accumulated and unpaid distributions on the preferred security to the date of payment, to the extent the trust has funds available to make the payment; and
☐the amount of assets of the trust remaining available for distribution to holders of its preferred securities upon liquidation of such trust.
The guarantor’s obligation to make a guarantee payment may be satisfied by directly paying the required amounts to the holders of the preferred securities or by causing Everest Capital Trust to pay the amounts to the holders.
Each preferred securities guarantee will be subject to the subordination provisions described below and will not apply to the payment of distributions and other payments on the preferred securities when Everest Capital Trust does not have sufficient funds legally and immediately available to make the distributions or other payments.
Status of the Preferred Securities Guarantees
The preferred securities guarantees will constitute unsecured obligations of Everest Holdings, as guarantor, and may constitute unsecured obligations of Everest Group, as additional guarantor, and will rank:
•subordinate and junior in right of payment to all of the guarantor’s other liabilities except those that rank equally or are subordinate by their terms; and
•equal with any other preferred securities guarantee now or hereafter issued by the guarantor of the related junior subordinated debt securities on behalf of the holders of the preferred securities issued by any other trust.

If Everest Group guarantees the trust preferred securities, Everest Group will make all payments of principal of and premium, if any, interest and any additional amounts on, or in respect of, the trust preferred securities without withholding or deduction at source for, or on account of, any present or future taxes, fees, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of Bermuda or any other jurisdiction in which any of its successors under the applicable guarantee may be organized. See also “Description of the Debt Securities-Payment of Additional Amounts” above.
Each preferred securities guarantee will constitute a guarantee of payment and not of collection. This means that the holder of the guaranteed security may sue the guarantor to enforce its rights under the preferred securities guarantee without first suing any other person or entity.
Amendments and Assignment
No consent of the holders of the preferred securities of Everest Capital Trust will be required with respect to any changes to the related preferred securities guarantee that do not adversely affect the rights of the holders of the preferred securities in any material respect. Other amendments to each preferred securities guarantee may be made only with the prior approval of the holders of at least a majority in aggregate liquidation amount of the related preferred securities. All guarantees and agreements contained in the preferred securities guarantees will be binding on the guarantor’s successors, assigns, receivers, trustees and representatives and are for the benefit of the holders of the preferred securities.
Events of Default
An event of default under each preferred securities guarantee occurs if the guarantor fails to make any of its required payments or fails to perform any of its other obligations, and this failure continues for 30 days, under the preferred securities guarantee.
The holders of at least a majority in aggregate liquidation amount of the preferred securities of Everest Capital Trust will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee relating to the related preferred securities guarantee or to direct the exercise of any trust or power given to the guarantee trustee under the preferred securities guarantee.
The holders of a majority in liquidation amount of preferred securities may waive any past event of default and its consequences under the related preferred securities guarantee.
Information Concerning the Guarantee Trustee
The guarantee trustee under each preferred securities guarantee, other than during the occurrence and continuance of an event of default under the preferred securities guarantee, will perform only the duties that are specifically described in the preferred securities guarantee. After any event of default, the guarantee trustee will exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the guarantee trustee is under no obligation to exercise any of its powers as described in a preferred securities guarantee at the request of any holder of preferred securities of Everest Capital Trust unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.
The Bank of New York Mellon, which is the guarantee trustee, also serves as the indenture trustee and the property trustee for Everest Capital Trust. Everest Group, Everest Holdings and certain of our affiliates maintain banking relationships with The Bank of New York Mellon.
Termination of the Preferred Securities Guarantees
Each preferred securities guarantee will terminate once the related preferred securities are paid in full or redeemed in full or upon distribution of the related junior subordinated debt securities to the holders of the preferred securities in accordance with the trust agreement. Each preferred securities guarantee will continue to be effective or will be reinstated if at any time any holder of the related preferred securities must restore payment of any sums paid under the preferred securities or the preferred securities guarantee.

Governing Law
Each preferred securities guarantee will be governed by the laws of the State of New York.
Description of the Expense Agreements
Everest Holdings, as guarantor of Everest Capital Trust’s preferred securities, and Everest Group, if it is also a guarantor of the preferred securities, will execute an expense agreement at the same time that Everest Capital Trust issues any preferred securities. Under each expense agreement, the guarantor will irrevocably and unconditionally guarantee to each creditor of Everest Capital Trust the full amount of the trust’s costs, expenses and liabilities, other than the amounts owed to holders of its preferred and common securities pursuant to the terms of those securities. Third parties will be entitled to enforce the expense agreements. A form of the expense agreements has been filed as an exhibit to the registration statement of which this prospectus is a part.
The guarantor’s obligations under the expense agreements will be subordinated in right of payment to the same extent as the preferred securities guarantees. The expense agreements will contain provisions regarding amendment, termination, assignment, succession and governing law similar to those contained in the preferred securities guarantees.

RELATIONSHIP OF THE TRUST PREFERRED SECURITIES, THE
PREFERRED SECURITIES GUARANTEES AND THE DEBT
SECURITIES HELD BY EVEREST CAPITAL TRUST
Payments of distributions and redemption and liquidation payments due on the preferred securities of Everest Capital Trust, to the extent the trust has funds available for the payments, will be guaranteed by the guarantor to the extent described under “Description of the Trust Preferred Securities Guarantees.” No single document executed by the guarantor in connection with the issuance of the preferred securities will provide for a full, irrevocable and unconditional guarantee of the preferred securities. It is only the combined operation of the guarantor’s obligations under the preferred securities guarantees, the trust agreement, the junior subordinated indenture, the related junior subordinated debt securities and the expense agreements that has the effect of providing a full, irrevocable and unconditional guarantee of the trust’s obligations under the preferred securities.
As long as the issuer of the junior subordinated debt securities makes payments of interest and other payments when due on the junior subordinated debt securities held by Everest Capital Trust, the payments will be sufficient to cover the payment of distributions and redemption and liquidation payments due on the preferred securities, primarily because:
•the aggregate principal amount of the junior subordinated debt securities will be equal to the sum of the aggregate liquidation amounts of the preferred and common securities;
•the interest rate and interest and other payment dates on the junior subordinated debt securities will match the distribution rate and distribution and other payment dates for the preferred securities;
•the guarantor has agreed to pay for any and all costs, expenses and liabilities of the trust, except the trust’s obligations under its preferred securities; and
•the trust agreement provides that the trust will not engage in any activity that is inconsistent with its limited purposes.
If and to the extent that Everest Holdings does not make payments on the junior subordinated debt securities held by Everest Capital Trust, the trust will not have funds available to make payments of distributions or other amounts due on the preferred securities. In those circumstances, a holder of the preferred securities of the trust will not be able to rely upon the related preferred securities guarantee for payment of these amounts. Instead, the holder may directly sue the guarantor to collect its pro rata share of payments owed. If a holder sues the guarantor to collect payment, then the guarantor will assume the holder’s rights as a holder of preferred securities under the trust agreement to the extent the guarantor makes a payment to the holder in any legal action.

EXPERTS
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to Everest Re Group, Ltd.’s Annual Report on Form 10-K for the year ended December 31, 2020 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The financial statements incorporated in this Prospectus by reference to Everest Reinsurance Holdings, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2020 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
LEGAL MATTERS
Conyers Dill & Pearman Limited, Hamilton, Bermuda, will pass on the validity of securities issued by Everest Group. Mayer Brown LLP, New York, New York, will pass upon the validity of the securities issued by Everest Holdings. Richards, Layton & Finger, P.A., Wilmington, Delaware, will pass upon the validity of the preferred securities issued by Everest Capital Trust. Additional legal matters may be passed upon for any underwriters, dealers or agents by counsel that we will name in the applicable prospectus supplement.
ENFORCEMENT OF CIVIL LIABILITIES
Everest Group is incorporated and organized under the laws of Bermuda. In addition, some of our directors or officers, as well as some of the experts named in this prospectus, reside outside of the United States. A substantial portion of our and their assets are located outside of the United States. As a result, it may be difficult for you to effect service of process within the United States on Everest Group and its directors, officers and experts who reside outside the United States or to enforce in the United States judgments of U.S. courts obtained in actions against Everest Group or its directors and officers, as well as the experts named in this prospectus, who reside outside the United States.
We have been advised by our special Bermuda counsel, Conyers Dill & Pearman Limited, that a judgment for the payment of money rendered by a court in the United States based on civil liability, including the civil liability provisions of the U.S. federal securities laws, would not be automatically enforceable in Bermuda. We also have been advised by Conyers Dill & Pearman Limited that a Bermuda court would be likely to enforce a final and conclusive judgment in personam, which means a judgment against a specific person rather than against specific property, obtained in a court in the United States under which a sum of money is payable, other than a sum of money payable in respect of multiple damages, taxes or other charges of a similar nature or in respect of a fine or other penalty, provided that:
•the U.S. court had proper jurisdiction over the parties subject to such judgment;
•the U.S. court did not contravene the rules of natural justice of Bermuda;
•the judgment of the U.S. court was not obtained by fraud;
•the enforcement of the judgment would not be contrary to the public policy of Bermuda;
•no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of Bermuda; and
•there is due compliance with the correct procedures under the laws of Bermuda.
Further, we have been advised by Conyers Dill & Pearman Limited that a U.S. investor cannot bring an original action before a Bermuda court against Everest Group, affiliates of Everest Group, the underwriters or any expert named in this prospectus based on U.S. legislation, including the U.S. federal securities laws, because U.S. legislation has no extraterritorial jurisdiction under Bermuda law and does not have force of law in Bermuda.

However, we have also been advised by Conyers Dill & Pearman Limited that a Bermuda court may impose civil liability, including the possibility of monetary damages, on Everest Group or its directors or officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law. Some remedies available under the laws of U.S. jurisdictions, including some remedies available under the U.S. federal securities laws, may not be allowed in Bermuda courts as contrary to Bermuda public policy.
WHERE YOU CAN FIND MORE INFORMATION
Available Information
This prospectus is part of a registration statement that we filed with the SEC. The registration statement, including the attached exhibits, contains additional relevant information about Everest Group, Everest Holdings and Everest Capital Trust. The rules and regulations of the SEC allow us to omit some of the information included in the registration statement from this prospectus.
Everest Group and Everest Holdings file reports, proxy statements and other information with the SEC under the Exchange Act. You can read and copy any of this information in the SEC’s Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the SEC’s Public Reference Room in Washington, D.C. by calling the SEC at 1-800-SEC-0330.
The SEC also maintains an Internet web site that contains reports, proxy statements and other information about issuers, like Everest Group and Everest Holdings, that file electronically with the SEC. The address of that site is http://www.sec.gov. The SEC file number for documents filed by Everest Group under the Exchange Act is 001-15731 and the SEC file number for documents filed by Everest Holdings under the Exchange Act is 033-71652.
Everest Group’s common shares are listed on the New York Stock Exchange and its trading symbol is “RE.” You can inspect reports, proxy statements and other information concerning Everest Group at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005. For further information on obtaining copies of Everest Group’s public filings at the NYSE, you should call (212) 656-5060.
Incorporation by Reference
SEC rules permit us to “incorporate by reference” the information contained in documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus supplement. Information that we file in the future with the SEC automatically will update and supersede, as appropriate, the information contained in the prospectus supplement and in the documents previously filed with the SEC and incorporated by reference into this prospectus supplement. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information that is deemed to have been “furnished” and not “filed” with the SEC) on or after the date of this prospectus supplement but before the end of the offering made under this prospectus supplement:
•Everest Group’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021;
•Everest Holdings’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2021;
•Everest Group’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021;
•Everest Holdings’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2021;
•Everest Group’s Annual Report on Form 10-K for the year ended December 31, 2020;
•Everest Holdings’ Annual Report on Form 10-K for the year ended December 31, 2020;

•Everest Group’s Current Reports on Form 8-K filed on May 10, 2021 and May 14, 2021.
•The description of the common shares included in the Registration Statement on Form 8-A, dated March 8, 2000, filed under Section 12 of the Exchange Act.
Upon request, we will provide without charge to each person to whom a copy of this prospectus has been delivered a copy of any and all of these filings. You may request a copy of these filings by writing or telephoning us at:

Everest Global Services, Inc.
100 Everest Way
Warren, New Jersey 07059
Attention: Sanjoy Mukherjee
(908) 604-3000
Persons resident in Bermuda, for Bermuda exchange control purposes, may require the prior approval of the Bermuda Monetary Authority in order to acquire any offered securities.
Pursuant to the Companies Act 1981 of Bermuda, there is no requirement to file this prospectus or any prospectus supplement made pursuant hereto with the Registrar of Companies in Bermuda. Neither the Bermuda Monetary Authority, the Registrar of Companies of Bermuda nor any other relevant Bermuda authority or government body accept any responsibility for the financial soundness of any proposal or for the correctness of any of the statements made or opinions expressed herein.

3,600,000 Shares
Everest Re Group, Ltd.
Common Shares

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Citigroup	Goldman Sachs & Co. LLC
Barclays	Wells Fargo Securities
Senior Managers

Academy Securities	Nordea	Raymond James	HSBC	KKR
Co-Managers

BNY Mellon Capital Markets, LLC	COMMERZBANK	Dowling Partners Securities, LLC	Keefe, Bruyette & Woods A Stifel Company
May 16, 2023